Exhibit 3.1

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CONSTELLATION ENERGY PARTNERS LLC

i

ii

Exhibit A: Form of Common Unit Certificate

iii

SECOND AMENDED AND RESTATED OPERATING

AGREEMENT OF CONSTELLATION ENERGY PARTNERS LLC

This SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF CONSTELLATION ENERGY PARTNERS LLC, dated as of November 20, 2006 is entered into by and among Constellation Energy Partners Holdings, LLC (“CEPH”) and Constellation Holdings, Inc. (“CHI”), together with any other Persons who hereafter become Members in Constellation Energy Partners LLC or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“12-Quarter Test” requires that, during the First MII Earnings Period:

(a) the Company distributes Available Cash from Operating Surplus to holders of the Outstanding Class A Units and Common Units that on average exceeds the Target Distribution on all of the Outstanding Class A Units and Common Units over the First MII Earnings Period;

(b) Adjusted Operating Surplus, on average, equals to or exceeds 100% of all distributions of Available Cash to holders of the Outstanding Class A Units and Common Units up to the Target Distribution on all of the Outstanding Class A Units and Common Units, plus 117.65% of all such distributions in excess of the Target Distribution on all of the Outstanding Class A Units and Common Units in the First MII Earnings Period; and

(c) the Company does not reduce the amount of Available Cash distributed per Outstanding Class A Unit or Common Unit in respect of any Quarter in the First MII Earnings Period.

“4-Quarter Test” requires that, during each of the last four full, consecutive, non-overlapping Quarters in the First MII Earnings Period:

(a) the Company distributes Available Cash from Operating Surplus to holders of the Outstanding Class A Units and Common Units that exceeds the Target Distribution on all of the Outstanding Class A Units and Common Units;

(b) Adjusted Operating Surplus equals or exceeds 100% of all distributions of Available Cash to holders of the Outstanding Class A Units and Common Units up to the Target Distribution on all of the Outstanding Class A Units and Common Units, plus 117.65% of all such distributions in excess of the Target Distribution on all of the Outstanding Class A Units and Common Units; and

(c) the Company does not reduce the amount of Available Cash distributed per Outstanding Class A Unit or Common Unit.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the asset base of the Company Group from the asset base of the Company Group existing immediately prior to such transaction; provided however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceed the remaining Additional Book Basis attributable to all of the Company’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Company’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Additional Member” means a Member admitted as a member of the Company pursuant to Section 5.5 and who is shown as such on the books and records of the Company.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all deductions in respect of depletion that, as of the end of such fiscal year are expected to be made to such Member’s Capital Account in respect of the oil and gas properties of the Company, (ii) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Common Unit, a Class A Unit, a Management Incentive Interest, a Class D Interest or any other Member Interest shall be the amount that such Adjusted Capital Account would be if such Common Unit, Class A Unit, Management Incentive Interest, Class D Interest or other Member Interest were the only interest in the Company held by such Member from and after the date on which such Common Unit, Class A Unit, Management Incentive Interest, Class D Interest or other Member Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to that period; less (b) any net increase in Working Capital Borrowings with respect to that period (excluding any such borrowings to the extent the proceeds are distributed to the Record Holder of the Class D Interests pursuant to Section 6.3(a)); less (c) any net reduction in cash reserves for Operating Expenditures with respect to that period not relating to an Operating Expenditure made with respect to that period; plus (d) any net decrease in Working Capital Borrowings with respect to that period; plus (e) any net increase in cash reserves for Operating Expenditures made with respect to that period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) and clause (b) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d)(i) or Section 5.4(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all Members.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Board of Managers. The Board of Managers shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, as it may be amended, supplemented or restated from time to time.

“Anniversary” has the meaning assigned to such term in Section 11.13(b).

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Member Interests have been transferred in a manner permitted under this Agreement but who has not been admitted as a Substituted Member.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a manager, director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Audit Committee” means a committee of the Board of Managers composed entirely of Independent Managers.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of that Quarter; and

(ii) all additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash for that Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter,

(b) less the amount of any cash reserves established by the Board of Managers (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) to

(i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures including drilling and acquisitions and for anticipated future credit needs of the Company Group);

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions pursuant to Section 6.3(a), Section 6.4, Section 6.5 and Section 6.6 with respect to any one or more of the next four quarters;

provided, however, that the Board of Managers may not establish cash reserves pursuant to clause (iii) above if the effect of such reserves would be that the Company is unable to distribute the Initial Quarterly Distribution on all Common Units and Class A Units with respect to such Quarter; and provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of that Quarter but on or before the date of determination of Available Cash for that Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that Quarter if the Board of Managers so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Managers” has the meaning assigned to such term in Section 7.1(a).

“Book Basis Derivative Items” means any item of income, deduction, gain, loss, Simulated Depletion, Simulated Gain or Simulated Loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, Simulated Depletion, or gain, loss, Simulated Gain or Simulated Loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Members pursuant to Section 5.4(d).

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Members pursuant to Section 5.4(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, the State of Maryland or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.4. The Capital Account of a Member in respect of a Unit or any other Member Interest shall be the amount that such Capital

Account would be if such Unit or other Member Interest were the only interest in the Company held by such Member from and after the date on which such Unit or other Member Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement of existing, capital assets (including, without limitation, undeveloped leasehold acreage, properties containing estimated proved reserves (whether or not producing), gas gathering systems, natural gas treatment or processing facilities, natural gas liquids fractionation facilities, storage facilities, pipeline systems or other midstream assets or facilities, and other similar assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest that is made by such, Group Member to fund the Group Member’s pro rata share of the cost of the acquisition of existing, or the construction of new or the improvement of existing, capital assets (including undeveloped leasehold acreage, properties containing estimated proved reserves (whether or not producing), gas gathering systems, natural gas treatment or processing facilities, natural gas liquids fractionation facilities, storage facilities, pipeline systems or other midstream assets or facilities, and other similar assets), in each case if such addition, improvement, acquisition or construction is made to increase the asset base of the Company Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from asset base of the Company Group or such Person, as the case may be, immediately prior to such addition, improvement, acquisition or construction; provided, however, that any such addition, improvement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement under this Agreement.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, depletion (including Simulated Depletion), amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d)(i) and Section 5.4(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board of Managers.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding such Manager liable for actual fraud or willful misconduct in its capacity as a manager of the Company.

“CEPH” has the meaning assigned to such term in the preamble to this Agreement.

“CEPM” means Constellation Energy Partners Management, LLC, a Delaware limited liability company.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Board of Managers, issued by the Company evidencing ownership of one or more Units or (b) a certificate, in such form as may be adopted by the Board of Managers, issued by the Company evidencing ownership of one or more other Company Securities.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Chairman of the Board” has the meaning assigned to such term in Section 7.1(j).

“CHI” has the meaning assigned to such term in the preamble to this Agreement.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the Board of Managers by which an Assignee or a Member certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Class A Manager” has the meaning assigned to such term in Section 11.8(d).

“Class A Member Interests” means the Member Interests represented by the Class A Units.

“Class A Unit” means a Unit representing a fractional part of the Member Interests of all Members and, to the extent they are treated as Members hereunder, Assignees, and having the rights and obligations specified with respect to Class A Units in this Agreement. As specified in Section 3.5(a), the Class A Member Interests constitute the Class A Units.

“Class A Unit Majority” means at least a majority of the Outstanding Class A Units, voting together as a single class separate from the Common Units and any other Member Interest or Company Securities.

“Class B Manager” has the meaning assigned to such term in Section 11.8(d).

“Class B Member Interests” means the Member Interests represented by the Common Units.

“Class C Member Interests” means the Member Interests represented by the Management Incentive Interests.

“Class D Interests” means a non-voting Member Interest representing a fractional part of the Member Interests of all Members and, to the extent they are treated as Members hereunder, Assignees, and having the rights and obligations specified with respect to Class D Member Interests in this Agreement. As specified in Section 3.5(d), the Class D Member Interests constitute the Class D Interests.

“Class D Member Interests” means the Member Interests represented by the Class D Units.

“Closing Date” means the first date on which Common Units are sold by the Company to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means in respect of any class of Member Interests, as of the date of determination, the official closing price, regular way, if no official closing price is available, the last sales price on such day or in the case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system for securities listed or admitted for trading on the principal National Securities Exchange on which the respective Member Interests of that class are listed or admitted to trading, or if such Member Interests are not listed or admitted for trading on any National Securities Exchange, the last quoted price on that day, or if no quoted price exists, the average of the high bid low asked price on that day in the over-the-counter market, as reported by any quotation system then in use with respect to such Member Interests, or, if on any such day such Member Interests of such class are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Member Interests of such class selected by the Board of Managers, or if on any such day no market maker is making a market in such Member Interests of such class, the fair value of such Member Interests on such day as determined by the Board of Managers.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commences Commercial Service” and “Commenced of Commercial Service” shall mean the date a Capital Improvement is first put into commercial service following completion of construction and testing.

“Commission” means the United States Securities and Exchange Commission.

“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement, each of which is for the purpose of hedging the exposure of the Company Group to fluctuations in the price of hydrocarbons in their operations and not for speculative purposes.

“Common Unit” means a Unit representing a fractional part of the Member Interests of all Members and, to the extent they are treated as Members hereunder, Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Class A Unit prior to its conversion into a Common Unit pursuant to this Agreement. As specified in Section 3.5(b), the Class B Member Interests constitute the Common Units.

“Common Unit Majority” means at least a majority of the Outstanding Common Units, voting together as a single class separate from the Class A Units and any other Member Interests or Company Securities.

“Company” means Constellation Energy Partners LLC, a Delaware limited liability company, and any successors thereto.

“Company Group” means the Company and each Subsidiary of the Company, treated as a single consolidated entity.

“Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Company Security” means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including the Units, the Class D Interests and the Management Incentive Interests.

“Conflicts Committee” means a committee of the Board of Managers composed entirely of two or more Managers who are not (a) Officers or employees of the Company or any Subsidiary of the Company, (b) managers, directors, officers or employees of any Affiliate of the Company or (c) holders of any ownership interest in the Company Group other than Common Units, and who also meet the independence standards established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed for trading, which standards are applicable to members of audit committees of boards of directors.

“Constellation” means Constellation Energy Group, Inc., a Maryland corporation, and its successors.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(x).

“Current Market Price” means, in respect of any class of Member Interests, as of the date of determination, the average of the daily Closing Prices per Member Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delayed 4-Quarter Test” requires that:

(a) the 12-Quarter Test, but not the 4-Quarter Test, has been met in respect of the First MII Earnings Period or any Later MII Earnings Period;

(b) the 4-Quarter Test has been met in any MII 4-Quarter Earnings Period; and

(c) the Company distributes Available Cash from Operating Surplus to holders of Outstanding Class A Units and Common Units in an amount that equals or exceeds the Initial Quarterly Distribution on all Outstanding Class A Units and Common Units in each Quarter occurring between the end of the First MII Earnings Period or Later MII Earnings Period, as the case may be, and the beginning of the MII 4-Quarter Earnings Period.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Member or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“EP MID” means a Management Incentive Distribution equal to 17.65% of the sum of the amounts, if any, by which per Unit distributions of Available Cash from Operating Surplus to the holders of Outstanding Class A Units and Common Units pursuant to Section 6.4(a), during the First MII Earnings Period or Later MII Earnings Period, as the case may be, exceeded the Target Distribution.

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.8.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Managers of the Company (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Company will need to incur over the long term to maintain the asset base of the Company Group existing at the time the estimate is made. The Board of Managers of the Company (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Company shall disclose to its Members any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction of a Capital Improvement and paid during the period beginning on the date that the Company enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period, shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Board of Managers, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor for such statute.

“Final Adjudication” has the meaning assigned to such term in Section 7.7(c).

“First MII Earnings Period” means the 12 full, consecutive, non-overlapping Quarters that begin with the first Quarter in respect of which the Company distributes per Unit Available Cash from Operating Surplus to holders of the Outstanding Class A Units and Common Units in an amount equal to or greater than the Target Distribution.

“Gas Purchase Contract” means the Oil and Gas Purchase Contract, dated October 1, 1993, by and between Torch Energy Marketing, Inc., Torch Royalty Company and Velasco Gas Company, L.P., including the Sharing Arrangement provided in Article IV thereunder.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to ten or more Persons), exercising investment power or disposing of any Member Interest with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Member Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Company, that is a limited or general partnership, the limited liability company or operating agreement of any Group Member, other than the Company, that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, including any amendments, supplements or restatements from time to time.

“Holder” has the meaning assigned to such term in Section 5.10(a).

“Indemnified Persons” has the meaning assigned to such term in Section 5.10(c).

“Indemnitee” means (a) any Person who is or was a Manager, Officer or a Tax Matters Partner of the Company, (b) any Person who is or was a member, partner, manager, director, officer, fiduciary or trustee of any Group Member (other than the Company) or any Affiliate of a Group Member (other than the Company), (c) any Person who is or was serving at the request of the Company as a director, manager, officer, tax matters partner, fiduciary or trustee of another Person; provided that a Person shall not be an “Indemnitee” by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (d) any Person that the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Manager” means a Manager who meets the independence and other standards required of the members of the audit committee of a board of directors, which standards are established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed for trading.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Members” means CEPH (with respect to the Common Units, the Class A Units and Management Incentive Interests received by it pursuant to Section 5.1), CHI with respect to the Class D Interests received by it pursuant to Section 5.2(a) and the Underwriters with respect to the Common Units issued to the Underwriters as described in Section 5.2(b) and Section 5.2(c) in connection with the Initial Offering, in each case upon being admitted to the Company in accordance with this Agreement.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Operating Agreement” means the Operating Agreement of Constellation Energy Resources LLC (formerly CBM Equity IV Holdings, LLC), dated as of February 7, 2005, as amended through the date of this Agreement, including by the Amended and Restated Operating Agreement of Constellation Energy Resources LLC, dated as of May 9, 2006.

“Initial Quarterly Distribution” means $0.4625 per Common Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2006, it means the product of $0.4625 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.7 and Section 6.8.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Company Securities, the price per Unit at which such class or series of Company Securities is initially sold by the Company, as determined by the Board of Managers, in each case adjusted as the Board of Managers determines to be appropriate to give effect to any distribution, subdivision or combination of Company Securities.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of Commodity Hedge Contracts and interest rate swap agreements prior to their respective specified termination dates; (e) capital contributions received; and (f) corporate organizations and restructurings.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Issue Price” means the price at which a Unit is purchased from the Company, after taking into account any sales commission or underwriting discount charged to the Company by the Underwriters.

“Later MII Earnings Period” means, if the 12-Quarter Test is not met with respect to the First MII Earnings Period, the 12 full, consecutive, non-overlapping Quarters in respect of which the Company distributes per Unit Available Cash from Operating Surplus to holders of Outstanding Class A Units and Common Units in an amount equal to or greater than the Target Distribution commencing with the Quarter during the First MII Earnings Period either (a) after the Quarter in which the 12-Quarter Test is not met or (b) in which the reduction that caused the Company to fail to satisfy clause (c) of the definition of the 12-Quarter Test occurs.

“Liquidation Date” means the date on which an event giving rise to the dissolution of the Company occurs.

“Liquidator” means one or more Persons selected by the Board of Managers to perform the functions described in Section 10.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to the asset base owned by any Group Member (including plugging and abandonment costs) or for the acquisition of existing, or the construction or development of new, capital assets, including, without limitation, undeveloped leasehold acreage, properties containing estimated proved reserves, gas gathering systems, natural gas treatment or processing facilities, natural gas liquids fractionation facilities, storage facilities, pipeline facilities or other midstream assets or facilities and other similar assets) if such expenditure is made to maintain, including over the long term, the asset base of the Company Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction or development of a replacement asset and paid during the period beginning on the date that the Company enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction or development period interest payments, or such construction or development period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset.

“Management Incentive Distribution” means any distribution made to the holder of the Management Incentive Interests pursuant to Section 6.4(b)(iii)(C) or Section 6.5.

“Management Incentive Interests” means the non-voting Member Interest having the rights and obligations specified with respect to Management Incentive Interests in this Agreement. As specified in Section 3.5(c), the Class C Member Interests constitute the Management Incentive Interests. The holder(s) of the Management Incentive Interests have the right to receive any Management Incentive Distributions.

“Management Services Agreement” means the Management Services Agreement to be entered into on or prior to the Closing Date between CEPM, Constellation Energy Group, Inc. and the Company, as the same may be amended or supplemented during the term of this Agreement.

“Manager” means a member of the Board of Managers.

“Member” means, unless the context otherwise requires, (a) each Initial Member, Substituted Member and Additional Member or (b) solely for purposes of Articles 5, 6, 7, 9, 11 and 12, each Assignee; provided, however, that when the term “Member” is used herein in the context of any vote or approval, including in Articles 11 and 12, such term shall not, solely for such purpose, include any holder of the Management Incentive Interests or Class D Interests (in each case solely with respect to such Management Incentive Interests or Class D Interests and not with respect to any other Member Interest held by such Person) except as required by law.

“Member Interest” means the ownership interest of a Member or Assignee in the Company, which may be evidenced by Units, Management Incentive Interests, Class D Interests or other Company Securities or a combination thereof or interest therein, and includes any and all benefits to which such Member or Assignee is entitled as provided in this Agreement, together with all obligations of such Member or Assignee to comply with the terms and provisions of this Agreement; provided however, that when the term “Member Interest” is used herein in the context of any vote or approval, including Article 11 and Article 12, such term shall not, solely for such purpose, include any Management Incentive Interests or Class D Interests except as may be required by applicable law.

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Merger Agreement” has the meaning assigned to such term in Section 12.1.

“MII 4-Quarter Earnings Period” means any four full, consecutive and non-overlapping Quarters occurring after the end of the First MII Earnings Period or Later MII Earnings Period, as the case may be, up to three of which Quarters can fall within the First MII Earnings Period or Later MII Earnings Period, as the case may be.

“MII Tests” means both the 12-Quarter Test and 4-Quarter Test.

“MII Vesting Period” means the period commencing with the Closing Date and ending on the expiration of the earliest to occur of:

(a) the First MII Earnings Period, if both the 12-Quarter Test and 4-Quarter Test are met with respect to the First MII Earnings Period;

(b) the Later MII Earnings Period, if both the 12-Quarter Test and 4-Quarter Test are met with respect to the Later MII Earnings Period; and

(c) the MII 4-Quarter Earnings Period, if the Delayed 4-Quarter Test is met.

For the avoidance of doubt, the MII Vesting Period shall end as of the close of business on the last day of the Quarter in respect of which clause (a), (b) or (c) of this definition is satisfied.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act of 1934 and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member or Assignee by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall include Simulated Gains, Simulated Losses, and Simulated Depletion, but shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xi) were not in this Agreement.

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall include Simulated Gains, Simulated Losses, and Simulated Depletion, but shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xi) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Member, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Member pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.4(b) and shall include Simulated Gains,

Simulated Losses and Simulated Depletion, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.4(b) and shall include Simulated Gains, Simulated Losses and Simulated Depletion, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the Board of Managers has determined does not constitute an Eligible Citizen, pursuant to Section 4.7.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 6.2(c)(iii), Section 6.2(d)(i)(A), Section 6.2(d)(ii)(A) and Section 6.2(d)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 13.1(b).

“NPI” means the “Net Royalty Interest” as that term is defined in the Net Profits Overriding Royalty Conveyance, dated November 22, 1993, but effective as of October 1, 1993 from, pursuant to Part I thereof, Velasco Gas Company, L.P. to Torch Energy Advisors Incorporated and, pursuant to Part II thereof, from Torch Energy Advisors Incorporated to the Trust.

“Officers” has the meaning assigned to such term in Section 7.4(a).

“Omnibus Agreement” means the Omnibus Agreement among Constellation Energy Commodities Group, Inc., the Company, Robinson’s Bend Operating II, LLC, Robinson’s Bend Marketing II, LLC and Robinson’s Bend Production II, LLC dated November 20, 2006.

“Operating Companies” means (i) Robinson’s Bend Marketing II, LLC, a Delaware limited liability company, (ii) Robinson’s Bend Production II, LLC, a Delaware limited liability company, (iii) Robinson’s Bend Operating II, LLC, a Delaware limited liability company, and (iv) any other operating Subsidiaries of the Company and any successors thereto.

“Operating Expenditures” means all Company Group expenditures (or the Company’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, amounts paid under the Management Services Agreement, payments made in the ordinary course of business under Commodity Hedge Contracts (excluding payments made in connection with the termination of any Commodity Hedge Contract prior to the expiration of its terms), provided that with respect to amounts paid in connection with the initial purchase or placing of a Commodity Hedge Contract, such amounts shall be amortized over the life of the applicable Commodity Hedge Contract and upon its termination, if earlier, Manager and Officer compensation, compensation paid to members of the Board of Managers, repayment of Working Capital Borrowings, debt service payments, and Estimated Maintenance Capital Expenditures, subject to the following:

(a) Repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (c)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid.

(b) Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures.

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (which, with respect to the termination of a Commodity Hedge Contract prior to its stipulated settlement or termination date, such transaction expenses shall constitute any payments due from any Group Member upon such settlement or termination) relating to Interim Capital Transactions, (v) distributions to Members (including distributions in respect of the Class D Interests and any Management Incentive Distributions) or (vi) non-Pro Rata repurchases of Units of any class made with proceeds of a substantially concurrent equity issuance.

(d) Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the Board of Managers, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for Maintenance Capital Expenditures, the period over which such Maintenance Capital Expenditures will be included in Estimated Maintenance Capital Expenditures and deducted as an Operating Expenditure in calculating Operating Surplus.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $20.0 million, (ii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.6), (iii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) cash distributions paid on equity issued to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or reserves) during the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)); plus

(b) if the right to receive distributions (other than distributions in liquidation) on the Class D Interests terminates before December 31, 2012, the excess of the amount of the original $8.0 million contribution by CHI for the Class D Interests over the cumulative cash distributions paid on the Class D Interests before such termination shall be included in Operating Surplus, such inclusion to occur over a series of quarters with the amount included in each Quarter to be equal to the amount of the payment a Group Member makes to the Trust in respect of the NPI for such Quarter that would not have been paid but for termination of the Sharing Arrangement under the Gas Purchase Contract; less

(c) the sum of

(i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period;

(ii) the amount of cash reserves established by the Board of Managers (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; and

(iii) all Working Capital Borrowings not repaid within twelve months after having been incurred;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Managers so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) acceptable to the Board of Managers.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Company to the Underwriters upon exercise of the Over-Allotment Option.

“Outstanding” means, with respect to Company Securities, all Company Securities that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that (i) no Company Securities held by the Company or any other Group Member shall be considered Outstanding and (ii) if at any time any Person or Group (other than CEPM or CEPH or their Affiliates) beneficially owns 20% or more of any Outstanding Company Securities of any class then Outstanding, all Company Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, provided that the foregoing limitation shall not apply to any Person or Group who acquired 20% or more of any Outstanding Company Securities of any class then Outstanding directly from CEPM or CEPH or their Affiliates with the prior approval of the Board of Managers.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Company pursuant to the Underwriting Agreement.

“Percentage Interest” means, as of any date of determination (a) as to any Unitholder holding Class A Units, the product obtained by multiplying (i) 2% by (ii) the quotient obtained by dividing (A) the number of Class A Units held by such Unitholder by (B) the total number of Outstanding Class A Units; (b) as to any Unitholder holding Common Units, the product obtained by multiplying (i) 98% by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder by (B) the total number of all Outstanding Common Units, and (c) as to the holders of other Company Securities issued by the Company in accordance with Section 5.5, the percentage established as a part of such issuance.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other enterprise (including an employee benefit plan), association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to the term in Section 12.1.

“Pre-IPO Member Interest” shall have the meaning assigned to such term in Section 3.5(a).

“Prime Rate” means the prime rate of interest as quoted from time to time by the Wall Street Journal or another source reasonably selected by the Company.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such Units, in accordance with their relative Percentage Interests, (b) when modifying other Member Interests with respect to which a Percentage Interest is assigned, apportioned equally among such class of Member Interests in accordance with their Percentage Interests, (c) when modifying other Member Interests with respect to which a Percentage

Interest is not assigned, apportioned among the holders of such Member Interests based upon the ratio that each

Member’s share of such Member Interests bears to the total of such Member Interest, and (d) when modifying Members, apportioned among all designated Members in accordance with their relative Percentage Interest.

“Purchase Date” means the date determined by the Board of Managers as the date for purchase of all Outstanding Units of a certain class pursuant to Article 13.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Company.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Company for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Company Securities, the Person in whose name any such other Company Security is registered on the books that the Company has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Member Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.8.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-134995) as it has been or as it may be amended or supplemented from time to time, filed by the Company with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, with respect to the Unitholders, the excess of (i) the Net Positive Adjustments of the Unitholders as of the end of such period over (ii) the sum of those Members’ Share of Additional Book Basis Derivative Items for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) and Section 6.1(c) and (b) any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss or Simulated Gain or Simulated Loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss or Simulated Gain or Simulated Loss is not allocated pursuant to Section 6.2(d)(i)(A) or Section 6.2(d)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Sharing Arrangement” means the method of calculating the price at which natural gas is sold pursuant to Article IV of the Gas Purchase Contract.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation §1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” means the excess of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property.

“Solicitation Notice” has the meaning assigned to such term in Section 11.13(c).

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Member” means a Person who is admitted as a Member pursuant to Section 4.5 in place of and with all rights of a Member and who is shown as a Member on the books and records of the Company.

“Surviving Business Entity” has the meaning assigned to such term in Section 12.2(b)(ii).

“Suspension Period” has the meaning assigned to such term in Section 6.3(b).

“Target Distribution” has the meaning assigned to such term in Section 6.4(b)(ii).

“Tax Matters Partner” means the Tax Matters Partner as defined in the Code.

“Trademark License” means the Trademark License Agreement dated as of the Closing Date by and between Constellation and the Company, as the same may be amended or supplemented during the term of this Agreement.

“Trading Day” means a day on which the principal National Securities Exchange on which Member Interests of any class are listed or admitted to trading is open for the transaction of business or, if Member

Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4.

“Transfer Agent” means such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Company Securities, the Company shall act in such capacity.

“Trust” means Torch Energy Royalty Trust.

“Trust Wells” means the natural gas wells in the Robinson’s Bend Field in the Black Warrior Basin in Alabama in which the Company Group owns an interest and that are burdened by the NPI.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated November 14, 2006, among the Underwriters, the Company and certain other parties, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Company security that is designated as a “Unit” and shall include Class A Units and Common Units but shall not include Class D Interests or the Management Incentive Interests.

“Unit Majority” means at least a majority of the Outstanding Common Units and Class A Units, voting together as a single class.

“Unitholders” means the holders of Units.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d))

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of such Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of such Unit, adjusted as the Board of Managers determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Members made pursuant to a credit facility, commercial paper facility or other similar financing arrangement, provided that when it is incurred it is the intent of the borrower to repay such borrowings within 12 months from other than Working Capital Borrowings.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

Article 2

ORGANIZATION

Section 2.1 Formation.

The Company has previously been formed as a limited liability company pursuant to the provisions of the Delaware Act. CEPH and CHI hereby amend and restate the Initial Operating Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Member Interests shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.2 Name.

The name of the Company shall be Constellation Energy Partners LLC. The Company’s business may be conducted under any other name or names, as determined by the Board of Managers. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Managers may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Board of Managers, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 111 Market Place, Baltimore, Maryland 21202 or such other place as the Board of Managers may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Managers determines to be necessary or appropriate.

Section 2.4 Purposes and Business.

The purpose and nature of the business to be conducted by the Company shall be to (a) serve as a member, partner or stockholder, as the case may be, of, and hold limited liability company interests, partnership (whether general or limited) interests or stock, as the case may be, in the Operating Companies and, in connection therewith, to exercise all the rights and powers conferred upon the Company as a member or stockholder, as the case may be, of such entities, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Companies are permitted to engage in or that their Subsidiaries are permitted to engage in by their organizational documents or agreements, as amended or restated from time to time, and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Board of Managers and that lawfully may be conducted by a limited liability company organized pursuant to the

Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the Company shall not engage, directly or indirectly, in any business activity that the Board of Managers determines would cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The Board of Managers has no obligation or duty to the Company or the Members to propose or approve, and may decline to propose or approve, the conduct by the Company of any business.

Section 2.5 Powers.

The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Power of Attorney.

Each Member and Assignee hereby constitutes and appoints each of the Chief Executive Officer, the President and the Secretary and, if a Liquidator shall have been selected pursuant to Section 10.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(i) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Chief Executive Officer, President or Secretary, or the Liquidator, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(ii) all certificates, documents and other instruments that the Chief Executive Officer, President or Secretary, or the Liquidator, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(iii) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board of Managers, such Officer or the Liquidator determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company pursuant to the terms of this Agreement;

(iv) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Article 4 or Article 10;

(v) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Company Securities issued pursuant to Section 5.5;

(vi) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company pursuant to Article 12; and

(b) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Board of Managers or the Liquidator determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided, that when required by Section 11.2 or any other provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series required to take any action, the Chief Executive Officer, President or Secretary, or the Liquidator, may exercise the power of attorney made in this Section 2.6(b) only after the necessary vote, consent or approval of the Members or of the Members of such class or series, as applicable.

Nothing contained in this Section 2.6 shall be construed as authorizing the Chief Executive Officer, President or Secretary, or the Liquidator, to amend this Agreement except in accordance with Article 11 or as may be otherwise expressly provided for in this Agreement.

(c) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member or Assignee and the transfer of all or any portion of such Member’s or Assignee’s Member Interest and shall extend to such Member’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Member or Assignee hereby agrees to be bound by any representation made by the Chief Executive Officer, President or Secretary, or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Member or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Chief Executive Officer, President or Secretary, or the Liquidator, taken in good faith under such power of attorney. Each Member or Assignee shall execute and deliver to the Chief Executive Officer, President or Secretary, or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Officers or the Liquidator, determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 2.7 Term.

The Company’s term shall be perpetual, unless and until it is dissolved in accordance with the provisions of Article 10. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.8 Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Manager or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, one or more of its Affiliates or one or more nominees, as the Board of Managers may determine. The Company hereby declares and warrants that any Company assets for which record title is held in the name of one or more of its Affiliates or one or more nominees shall be held by such Affiliates or nominees for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Board of Managers shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board of Managers determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company as soon as reasonably practicable. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Article 3

RIGHTS OF MEMBERS

Section 3.1 Limitation of Liability.

As provided in Section 18-303 of the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. The Members shall have no liability under this Agreement, or for any such debt, obligation or liability of the Company, in their capacity as a Member, except as expressly required in this Agreement or the Delaware Act.

Section 3.2 Members.

(a) Other than with regard to the Initial Members, a Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Member

Interest and becomes the Record Holder of such Member Interest in accordance with the provisions of Article 4 hereof. A Person may become a Record Holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring a Member Interest. Notwithstanding the foregoing, the rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.7 hereof.

(b) The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Secretary of the Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Member’s Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

(c) Members may not be expelled from or removed as Members of the Company other than in accordance with Section 4.7 or Section 4.8. Members shall not have any right to resign from the Company; provided, that when a transferee of a Member’s Interest becomes a Record Holder of such Member Interest, such transferring Member shall cease to be a member of the Company with respect to the Member Interest so transferred.

Section 3.3 Management of Business.

No Member, in its capacity as such, shall participate in the operation or management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

Section 3.4 Outside Activities of the Members.

Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Member.

Section 3.5 Member Interests.

(a) Pursuant to the terms of the Initial Operating Agreement, a single Member Interest is issued and outstanding as of the date of this Agreement, which Member Interest constitutes 100% of the Member Interests (the “Pre-IPO Member Interest”). The Pre-IPO Member Interest is owned of record by CEPH. Immediately prior to the closing of the Initial Offering, the Pre-IPO Member Interest will be converted into and exchanged for 226,406 Class A Units, 6,593,894 Common Units and the Management Incentive Interests, such conversion and exchange to be effected in accordance with Section 5.1. Concurrently with the closing of the Initial Offering, on the Closing Date the Company will issue to CHI the Class D Interests, such issuance to be effected in accordance with Section 5.2(a). At the closing of the Initial Offering, the Company will issue to the Underwriters (i) the number of Common Units determined in accordance with Section 5.2(b), such issuance to be effected in accordance with Section 5.2(b), and (ii) if the Over-Allotment Option is exercised and the closing of such exercise occurs concurrently with closing of the Initial Offering, such additional number of Common Units as is determined in accordance with Section 5.2(c). The rights and obligations of the Class A Units, Common Units, Management Incentive Interests and Class D Interests shall be as specified in this Agreement.

(b) Immediately after the closing of the Initial Offering and as a result of the transactions referred to in Section 3.5(a), the Member Interests of the Company shall be comprised of four classes of Company Securities. The Class A Member Interests and Class B Member Interests shall be issued in equal, whole unit increments. Pursuant to the transactions to be effected on the Closing Date, the Company will issue the following:

(i) up to 226,406 Class A Units representing Class A Member Interests;

(ii) up to 11,093,894 Common Units representing Class B Member Interests;

(c) the Class C Member Interests which constitute, and are referred to herein as the Management Incentive Interests; and

(d) Class D Member Interests which constitute, and are referred to herein as, the Class D Interests.

Section 3.6 Respective Voting Rights of Classes of Units and Interests.

(a) The Record Holder(s) of a Class A Unit(s) who have been admitted as Members of the Company in respect of such Class A Unit(s) shall have one vote per Class A Unit and be entitled to vote on all matters with respect to which a holder of Class A Units is entitled to vote under this Agreement.

(b) The Record Holder(s) of a Common Unit(s) who have been admitted as Members of the Company in respect of such Common Unit(s) shall have one vote per Common Unit and be entitled to vote on all matters with respect to which a holder of Common Units is entitled to vote under this Agreement.

(c) The Management Incentive Interests and Class D Interests shall constitute non-voting Member Interests in the Company except to the extent required by applicable law.

(d) A holder of any Unit who has not been admitted as a Member in accordance with this Agreement shall not be entitled to vote on any matters, and any Member who becomes a Non-citizen Assignee shall be subject to the voting restrictions set forth in Section 4.7.

(e) Except as set forth in this Agreement or as required by law, holders of Units and other Member Interests or Company Securities shall have no voting rights and their consent shall not be required for taking any action, including the merger, consolidation or conversion of the Company.

Section 3.7 Retirement of Class D Interests.

The Outstanding Class D Interests shall be automatically canceled and retired, and any rights of any holder of any Class D Interests shall be canceled, upon the payment by the Company of the final quarterly Management Incentive Distribution of $333,333.41 for the Quarter ending December 31, 2012 pursuant to Section 6.3(b), provided that such cancellation and retirement shall not occur if quarterly cash distributions in respect of the Class D Interests cease to be made in accordance with the second or third paragraph of Section 6.3(b).

Section 3.8 Conversion of Class A and Management Incentive Interests.

Concurrently with any termination of the right of the holder(s) of the Class A Unit(s) to elect Class A Managers pursuant to Section 11.8(e) that is not supported by the affirmative vote of any Common Units held by the holders of a majority of the Outstanding Class A Units or a majority of the Outstanding Management Incentive Interests or their Affiliates, then:

(a) each Outstanding Class A Unit shall automatically convert into, and shall thereafter constitute, one Common Unit; and

(b) the holder(s) of the Management Incentive Interests shall have the right, exercisable upon notice to the Company delivered at any time within 180 days thereafter, to require the conversion by the Company of the Management Incentive Interests into a number of Common Units, the fair market value of which is equal to the fair market value of such Management Incentive Interests, as conclusively established by an investment banking firm selected by the Board of Managers.

Section 3.9 Rights of Members.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.9(b), each Member shall have the right, for a lawful purpose reasonably related to such Member’s Member Interest as a Member in the Company, upon reasonable written demand containing a concise statement of such purposes and at such Member’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Company;

(ii) promptly after becoming available, to obtain a copy of the Company’s federal, state and local income tax returns for each year;

(iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Member;

(iv) to have furnished to him a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Member and that each Member has agreed to contribute in the future, and the date on which each became a Member; and

(vi) to obtain such other information regarding the affairs of the Company as is just and reasonable and consistent with the stated purposes of the written demand.

(b) The Board of Managers may keep confidential from the Members, for such period of time as the Board of Managers determines, (i) any information that the Board of Managers determines to be in the nature of trade secrets or (ii) other information (including the Social Security Number or Tax Identification Number of any Member) the disclosure of which the Board of Managers determines (A) is not in the best interests of the Company Group, (B) could damage the Company Group or (C) that any Group Member is required by law, by the rules of any National Securities Exchange on which any Company Security is listed for trading, or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.9).

Article 4

CERTIFICATES; RECORD HOLDERS;

TRANSFER OF INTERESTS; REDEMPTION OF INTERESTS

Section 4.1 Certificates.

Upon the Company’s issuance of Common Units to any Person, the Company may issue one or more Certificates in the name of such Person evidencing the number of such Common Units being so issued. In addition, upon the request of any Person owning any other Company Securities other than Common Units, the Company shall issue to such Person one or more Certificates evidencing such other Company Securities. Certificates shall be executed on behalf of the Company by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary. No Certificate representing Common Units shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Managers elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any Officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer or Transfer Agent at the date of issue. Certificates shall be consecutively numbered and shall be entered on the books and records of the Transfer Agent as they are issued and shall exhibit the holder’s name and number and type of Company Securities represented thereby.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate Officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Company Securities as the Certificate so surrendered.

(a) The appropriate Officers on behalf of the Company shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Company.

If a Member fails to notify the Company within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Member Interests represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such transfer or for a new Certificate.

(b) As a condition to the issuance of any new Certificate under this Section 4.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The Company shall be entitled to recognize the Record Holder as the owner of a Member Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Member Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Member Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Member Interests, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Member Interest.

Section 4.4 Transfer Generally.

The term “transfer,” when used in this Agreement with respect to a Member Interest, shall be deemed to refer to any transaction pursuant to which the Company issues any Member Interest or by which the holder of a

Member Interest assigns such Member Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. Other than with respect to an assignment by CEPH of its Class A Units and Management Incentive Interests to CEPM immediately following the execution of this Agreement on the Closing Date no Member Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 4. Any transfer or purported transfer of a Member Interest not made in accordance with this Article 4 shall be, to the fullest extent permitted by law, null and void.

Section 4.5 Registration and Transfer of Member Interests.

(a) The Company shall keep or cause to be kept on behalf of the Company a register that, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), will provide for the registration and transfer of Member Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Company shall not recognize transfers of Certificates evidencing Member Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Member Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate Officers of the Company shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Member Interests as were evidenced by the Certificate so surrendered.

(b) Except as provided in Section 4.7, the Company shall not recognize any transfer of Member Interests until the Certificates evidencing such Member Interests are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5(b), the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) By acceptance of the transfer of any Member Interest in accordance with this Section 4.5 and except as provided in Section 4.7, each transferee of a Member Interest (including any nominee holder or an agent or representative acquiring such Member Interests for the account of another Person) (i) shall be admitted to the Company as a Substituted Member with respect to the Member Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Company, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of, this Agreement, (iii) shall become the Record Holder of the Member Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants powers of attorney to the Officers of the Company and any Liquidator of the Company in accordance with Section 2.6, and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Member Interests and the admission of any new Member shall not constitute an amendment to this Agreement.

(d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.6, (iv) with respect to any class or series of Member Interests other than the Class A Units, Common Units, Management Incentive Interests and Class D Interests, the provisions of any amendment to this Agreement containing the statement of designations establishing such class or series, (v) any contractual provision binding on any Member and (vi) provisions of applicable law including the Securities Act, Member Interests shall be freely transferable to any Person.

Section 4.6 Restrictions on Transfers.

(a) In addition to the restrictions set forth in Section 4.5(b) and except as provided in Section 4.6(b) below, but notwithstanding the other provisions of this Article 4, no transfer of any Member Interests shall be made if such transfer would violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer.

(b) In addition to the restrictions set forth in Section 4.5(b), the Company may impose restrictions on the transfer of Member Interests if it receives an Opinion of Counsel providing that such restrictions are necessary to avoid a significant risk of any Group Member becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The Board of Managers may impose such restrictions by amending this Agreement in accordance with Article 11; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Member Interests on the principal National Securities Exchange on which such class of Member Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Member Interests of such class. Notwithstanding Section 11.10, such approval may be obtained through a written consent of such holders.

(c) Nothing contained in this Article 4, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Member Interests entered into through the facilities of any National Securities Exchange on which such Member Interests are listed for trading.

Section 4.7 Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the Board of Managers determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Member or

Assignee, the Board of Managers may request any Member or Assignee to furnish to the Board of Managers, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Member or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Board of Managers may request. If a Member or Assignee fails to furnish to the Board of Managers within such 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the Board of Managers determines that a Member or Assignee is not an Eligible Citizen, the Member Interests owned by such Member or Assignee shall be subject to redemption in accordance with the provisions of Section 4.8. In addition, the Board of Managers may require that the status of any such Member or Assignee be changed to that of a Non-citizen Assignee and, thereupon, such Member shall cease to be a member of the Company and shall have no voting rights, whether arising hereunder, under the Delaware Act, at law, in equity or otherwise, in respect of its Member Interests. The voting rights in respect of Member Interests of Non-citizen Assignees shall be deemed to have been exercised with the votes being distributed in the same ratios or for the same candidates for election as Managers as the votes of Members in respect of Member Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter or election.

(b) Upon dissolution of the Company, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 10.3, but shall be entitled to the cash equivalent thereof, and the Company shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Company purposes as a purchase by the Company from the Non-citizen Assignee of his economic interest in the Company (representing his right to receive his share of such distribution in kind).

(c) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the Board of Managers, request admission as a Substituted Member with respect to any Member Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.8, such Non-citizen Assignee be admitted as a Member, and upon approval of the Board of Managers, such Non-citizen Assignee shall be admitted as a Member and shall no longer constitute a Non-citizen Assignee and shall reacquire all voting rights of his Member Interests.

Section 4.8 Redemption of Member Interests of Non-citizen Assignees.

(a) If at any time a Member or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.7(a), or if upon receipt of such Citizenship Certification or other information the Board of Managers determines, with the advice of counsel, that a Member or Assignee is not an Eligible Citizen, the Company may, unless the Member or Assignee establishes to the satisfaction of the Board of Managers that such Member or Assignee is an Eligible Citizen or has transferred his Member Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the Board of Managers prior to the date fixed for redemption as provided below, redeem the Member Interest of such Member or Assignee as follows:

(i) The Board of Managers shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Member or Assignee, at his last address designated on the records of the Company or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Member would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Member Interests of the class to be so redeemed multiplied by the number of Member Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the Board of Managers, in cash or by delivery of a promissory note of the Company in the principal amount of the redemption price, bearing interest at the Prime Rate annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Member or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Member or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Member Interests.

(b) The provisions of this Section 4.8 shall also be applicable to Member Interests held by a Member or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.8 shall prevent the recipient of a notice of redemption from transferring his Member Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Board of Managers shall withdraw the notice of redemption, provided the transferee of such Member Interest certifies to the satisfaction of the Board of Managers in a Citizenship Certification that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

Article 5

CAPITAL CONTRIBUTIONS AND ISSUANCE OF INTERESTS

Section 5.1 Redemption or Exchange of the Pre-IPO Member Interests.

On the Closing Date and immediately prior to the closing of the Initial Offering, CEPH’s Pre-IPO Member Interests in the Company shall be automatically and without any further action of any Person be converted into and exchanged for 226,406 Class A Units, 6,593,894 Common Units, and the Management Incentive Interests, and concurrently with such conversion and exchange CEPH shall be classified as a Member in respect of such Class A Units, Common Units and Management Incentive Interests.

Up to 675,000 of the Common Units issued to CEPH shall be subject to purchase by the Company pursuant to Section 5.2(c).

Section 5.2 Contributions by CHI and Underwriters.

(a) On the Closing Date and concurrently with the closing of the Initial Offering, CHI shall contribute $8,000,000 to the Company in exchange for the issuance to CHI of the Class D Interests, and CHI shall be admitted to the Company as a Member in respect of such Class D Interests.

(b) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Company cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In consideration for such Capital Contributions by the Underwriters, the Company shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made a number of Common Units equal to the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter on the Closing Date, and upon such issuance such Underwriter shall be admitted to the Company as a Member in respect of the Common Units so issued to such Underwriter.

(c) Upon the exercise of the Over-Allotment Option and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Company cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Company shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made, a number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter on the Option Closing Date, and upon such issuance such Underwriter shall be admitted to the Company as a Member in respect of the Common Units so issued to such Underwriter pursuant to this Section 5.2(c). Upon receipt by the Company of the Capital Contributions from the Underwriters as provided in this Section 5.2(c), the Company shall use such cash to purchase from CEPH, and CEPH agrees to sell to the Company, at the Issue Price per Initial Common Unit a number of Common Units equal to the number of Common Units issued to the Underwriters in accordance with this Section 5.2(c).

(d) The Member Interests that will be issued or issuable as of or at the Closing Date shall be (i) the 226,406 Class A Units, the 6,593,894 Common Units, and the Management Incentive Interests issuable to CEPH pursuant to Section 5.1, (ii) the 4,500,000 Common Units issuable pursuant to Section 5.2(b) to the Underwriters, (iii) the “Option Common Units,” as such term is used in the Underwriting Agreement, in an aggregate number up to 675,000 Common Units issuable upon exercise of the Over-Allotment Option pursuant to Section 5.2(c), and (iv) the Class D Interests issuable to CHI pursuant to Section 5.2(a).

Section 5.3 Interest and Withdrawal.

No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4 Capital Accounts.

(a) The Company shall maintain for each Member (or a beneficial owner of Member Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Company) owning a Member Interest a separate Capital Account with respect to such Member Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Member Interest pursuant to this Agreement and (ii) all items of Company income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Member Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Member Interest pursuant to this Agreement and (y) all items of Company deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.4(b) and allocated with respect to such Member Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, Simulated Depletion, Simulated Gain or Simulated Loss which is to be allocated pursuant to Article 6 and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.4, the Company shall be treated as owning directly its proportionate share (as determined by the Board of Managers based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

(ii) All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Member Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery amortization or Simulated Depletion attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery, amortization or Simulated Depletion attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery, amortization or Simulated Depletion using any method that the Board of Managers may adopt.

(vi) If the Company’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Members pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Members to whom such deemed deduction was allocated.

(c) A transferee of a Member Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Member Interest so transferred.

(d)

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Member Interests for cash or Contributed Property and the issuance of Member Interests as consideration for the provision of services, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 6.1(c) in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) immediately prior to the issuance of additional Member Interests shall be determined by the Board of Managers using such method of valuation as it may adopt; provided, however, that the Board of Managers, in arriving at such valuation, must take fully into account the fair market value of the Member Interests of all Members at such time. The Board of Managers shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Member Interest), the Capital Accounts of all Members and the

Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 10.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 10.3, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.5 Issuances of Additional Company Securities.

(a) Subject to Section 5.6, at any time or from time to time after the closing of the Initial Offering the Company may issue additional Company Securities, and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose to such Persons, and admit such Persons as members of the Company, for such consideration and on such terms and conditions as the Board of Managers shall determine in its sole discretion, all without the approval of the Members of any class of Company Securities then Outstanding.

(b) Each additional Company Security authorized to be issued by the Company pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such relative designations, preferences, rights, powers and duties (which may be senior or prior, pari passu or junior to the preferences, rights, powers and duties of any then Outstanding class and series of Company Securities), as shall be fixed by the Board of Managers, including (i) the right to share Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may redeem the Company Security, including sinking fund provisions, if any; (v) whether such Company Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Company Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Company Security; and (viii) the right, if any, of the holders of each such Company Security to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Company Security.

(c) The Board of Managers shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Company Securities and options, rights, warrants and appreciation rights relating to Company Securities pursuant to this Section 5.5, (ii) the conversion of Class A Units and Management Incentive Interests into Common Units pursuant to the terms of this Agreement, (iii) the admission of any Person(s) as an Additional Member(s) and (iv) all additional issuances of Company Securities. The Board of Managers shall determine the relative designations, preferences, rights, powers and duties of the holders of the Units or other Company Securities being so issued. The Board of Managers shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Company Securities pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Common Units or other Company Securities are listed for trading.

Section 5.6 Limitations on Issuance of Additional Company Securities.

The issuance of Company Securities pursuant to Section 5.5 shall be subject to the limitation that no fractional Units shall be issued by the Company.

Notwithstanding anything in this Agreement to the contrary, additional Company Securities, issuable without the approval of the Members of any class of Company Securities then Outstanding, may include (i) Company

Securities with preferences, rights, powers and duties (including rights to distributions, allocations, voting or in liquidation) that are senior or prior, pari passu or junior to any other class or series of Company Securities then Outstanding, or (ii) additional Company Securities of any class or series then Outstanding.

Section 5.7 No Preemptive Rights.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Company Security, whether unissued, held by the Company or hereafter created.

Section 5.8 Splits and Combinations.

(a) Subject to Section 5.6, Section 5.8(d) and Section 6.7, the Company may make a Pro Rata distribution of Company Securities of any class or series to all Record Holders of Company Securities of such class or series or may effect a subdivision or combination of Company Securities so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the date of formation of the Company.

(b) Whenever such a distribution, subdivision or combination of Company Securities is declared, the Board of Managers shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Managers also may cause a firm of independent public accountants selected by it to calculate the number of Company Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Managers shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Company may issue Certificates to the Record Holders of Company Securities as of the applicable Record Date representing the new number of Company Securities held by such Record Holders, or the Board of Managers may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Company Securities Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6 and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Member Interests.

All Member Interests issued pursuant to, and in accordance with the requirements of, this Article 5 shall be validly issued, fully paid and non-assessable Member Interests in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Act and except to the extent otherwise provided in this Agreement.

Section 5.10 Registration Rights of CEPM, CEPH and their Affiliates.

(a) If (i) CEPM, CEPH or any of their Affiliates (including for purposes of this Section 5.10, any Person that is an Affiliate of CEPM or CEPH at the date hereof notwithstanding that it may later cease to be an Affiliate of CEPM or CEPH) holds Company Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Company Securities (the “Holder”) to dispose of the number of Company Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Company shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period following its effective date until all Company Securities covered by such registration statement have been sold or until Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) becomes available for such Company Securities, a registration statement under the Securities Act registering the offering and sale of the number of Company Securities specified by the Holder (which registration statement may constitute a “shelf” registration statement covering the Company Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission); provided, however, that the Company shall not be required to effect more than three registrations pursuant to Section 5.10(a); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration, or use of any prospectus forming a part thereof, would be materially detrimental to the Company and its Members because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Company, (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) render the Company unable to comply with requirements under applicable securities laws, then the Company shall have the right to postpone such requested registration or use of any such prospectus for a period of not more than three months after receipt of the Holder’s request, such right to postpone a requested registration or use of any such prospectus pursuant to this Section 5.10(a) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Company shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Company Securities covered thereby not being able to offer and sell such Company Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to this Section 5.10(a), the Company shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business as a foreign corporation, limited liability company or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Company Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Company Securities in such states. Except as set forth in Section 5.10(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Company, without reimbursement by the Holder.

(b) If the Company shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Company for cash (other than an offering relating solely to an employee benefit plan or a business combination), the Company shall use all commercially reasonable efforts to include such number or amount of securities held by any Holder in such registration statement as the Holder shall request; provided, that the Company is not required to make any effort or take any action to so include the securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 5.10(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Company and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Company Securities, in addition to the equity securities of the Company that the Company proposes to sell, would adversely and materially affect the success of the offering, the Company shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 5.10(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Company, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 5.10, the Company shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Company’s obligation under Section 7.7, the Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 5.10(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Company Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Company is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 5.10(a) and Section 5.10(b) shall continue to be applicable with respect to the CEPM and CEPH (and any of their respective Affiliates) after any termination pursuant to Section 11.8(e) of the right of the holders of the Class A Units to appoint the Class A Managers pursuant to Section 11.8(d) during a period of two years subsequent to the effective date of such termination and for so long thereafter as is required for the Holder to sell all of the Company Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Company shall not be required to file successive registration statements covering the same Company Securities for which registration was demanded during such two-year period. The provisions of Section 5.10(c) shall continue in effect thereafter.

(e) The rights to cause the Company to register Company Securities pursuant to this Section 5.10 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Company Securities, provided (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Company Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 5.10.

(f) Any request to register Company Securities pursuant to this Section 5.10 shall (i) specify the Company Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Company Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Company Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Company to comply with all applicable requirements in connection with the registration of such Company Securities.

Article 6

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and

Simulated Loss (computed in accordance with Section 5.4(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Income for such taxable year shall be allocated to the Unitholders in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Losses for such taxable period shall be allocated to the Unitholders in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 10.3.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Gain shall be allocated among the Members in the following manner (and the Capital Accounts of the Members shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such Member has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, 98% to the holders of Common Units, Pro Rata, and 2% to the holders of Class A Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to (1) its Unrecovered Capital plus (2) the Initial Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid IQD”);

(C) Third, 100% to the holders of the Class D Interests, until the Capital Account in respect of the Class D Interests is equal to the excess, if any, of (1) $8,000,000 over (2) the cumulative amount of all distributions made pursuant to Section 6.3(b);

(D) Fourth, 98% to the holders of Common Units, Pro Rata, and 2% to the holders of Class A Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Unpaid IQD and (3) the excess of (a) the Target Distribution less the Initial Quarterly Distribution for each Quarter of the Company’s existence over (b) the amount of any distributions of Available Cash made pursuant to Section 6.4(a) in excess of the Initial Quarterly Distribution for each Quarter during the MII Vesting Period and any distributions previously made pursuant to 6.4(b)(ii); and

(E) Fifth, 2% to the holders of Class A Units, Pro Rata, 83% to the holders of Common Units, Pro Rata, and 15% to the holders of the Management Incentive Interests, Pro Rata.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated among the Members in the following manner:

(A) First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(B) Second, to the holders of the Class D Interests, Pro Rata, until the Capital Account in respect of each Class D Interest has been reduced to zero; and

(C) Third, the balance, if any, 100% to all Unitholders in accordance with their respective Percentage Interests.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) Items of Company gross income or gain for the taxable period, if any, shall be allocated to the holders of the Management Incentive Interests, Pro Rata, until the aggregate amount of such items allocated to the holders of the Management Incentive Interests pursuant to this Section 6.1(d)(iii)(A) for the current taxable year and all previous taxable years is equal to the cumulative amount of all EP MIDs distributed pursuant to Section 6.5.

(B) After application of Section 6.1(d)(iii)(A), all or a portion of the remaining items of Company gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of the Management Incentive Interests, Pro Rata, until the aggregate amount of such items allocated to the holders of the Management Incentive Interests pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Management Incentive Distributions made pursuant to Section 6.4(b)(iii)(C) from the Closing Date to a date 45 days after the end of the current taxable year and (2) to the General Partner in an amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income, gain and Simulated Gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

(v) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Board of Managers determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board of Managers is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the

related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Company Minimum Gain and (2) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Member Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(x)(A) shall only be made with respect to Required Allocations to the extent the Board of Managers reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Members. Further, allocations pursuant to this Section 6.1(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Board of Managers determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The Board of Managers shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(x)(A) among the Members in a manner that is likely to minimize such economic distortions.

(xi) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.4(d) hereof) to only certain Members (the “Allocated Members”), the Board of Managers shall allocate additional items of gross income, gain and Simulated Gain away from the Allocated Members to the extent that the Additional Book Basis Derivative Items allocated to the Allocated Members exceed their Share of Additional Book Basis Derivative Items and to the remaining Members (or shall allocate additional items of deduction, loss, Simulated Depletion and Simulated Loss away from the other Members and to the Allocated Members). For this purpose, a Member shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that otherwise have been allocated to the Member under this Agreement. Any allocation made pursuant to this Section 6.1(d)(xi)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xi) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(B) In the case of any negative adjustments to the Capital Accounts of the Members resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the Board of Managers, that to the extent possible the aggregate Capital Accounts of the Members will equal the amount that would have been the Capital Account balance of the Members if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(C) In making the allocations required under this Section 6.1(d)(xi), the Board of Managers may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xi).

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for federal income tax purposes separately by the Members rather than by the Company in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Company under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Members in accordance with their respective Percentage Interests.

Each Member shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Company.

(c) Except as provided in Section 6.2(c)(iii), for the purposes of the separate computation of gain or loss by each Member on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Company’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Members as follows:

(i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Members in the same proportion as the depletable basis of such property was allocated to the Members pursuant to Section 6.2(b) (without regard to any special allocation of basis under Section 6.2(c)(iii));

(ii) second, the remainder of such amount realized, if any, to the Members so that, to the maximum extent possible, the amount realized allocated to each Member under this Section 6.2(c)(ii) will equal such Member’s share of the Simulated Gain recognized by the Company from such sale or disposition.

(iii) The Members recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Members to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d) except as otherwise determined by the Board of Managers with respect to goodwill.

(iv) Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of the Agreement.

(d) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, other than an oil and gas property pursuant to Section 6.2(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.4(d)(i) or Section 5.4(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 6.2(d)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The Board of Managers shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities except as otherwise determined by the Board of Managers with respect to goodwill.

(e) For the proper administration of the Company and for the preservation of uniformity of the Common Units (or any class or classes thereof), the Board of Managers shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Common Units (or any class or classes thereof). The Board of Managers may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(e) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Common Units issued and Outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

(f) The Board of Managers may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Company’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), Treasury Regulation Section 1.197-2(g)(3), any successor regulations thereto or the legislative history of Section 743(b). If the Board of Managers determines that such reporting position cannot be taken, the Board of Managers may adopt depreciation and amortization conventions under which all purchasers acquiring Common Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company’s property. If the Board of Managers chooses not to utilize such aggregate method, the Board of Managers may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Member Interests, so long as such conventions would not have a material adverse effect on the Members or the Record Holders of any class or classes of Common Units.

(g) Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such

Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(h) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Board of Managers) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(i) Each item of Company income, gain, loss and deduction shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Members as of the opening of the National Securities Exchange on which such Members’ Interests are then traded on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Members as of the opening of the National Securities Exchange on which such Members’ Interests are then traded on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Company or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Board of Managers, shall be allocated to the Members as of the opening of the National Securities Exchange on which such Members’ Interests are then traded on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Board of Managers may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(j) Allocations that would otherwise be made to a Member under the provisions of this Article 6 shall instead be made to the beneficial owner of Common Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Board of Managers.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article 6 by the Company to the Members as of the Record Date selected by our Board of Managers for such distribution (or by an Officer designated by our Board of Managers to select the Record Date for such distribution). All amounts of Available Cash distributed by the Company on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Company to the Members pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the date of determination. Any remaining amounts of Available Cash distributed by the Company on such date shall, except as otherwise provided in Section 6.4, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 18-607 or Section 18-804 of the Delaware Act.

(b) Within 45 days following the end of each Quarter ending on or prior to December 31, 2012 during any part of which the Sharing Arrangement is in effect and concurrently with distributions, if any, made for such Quarter pursuant to Section 6.3(a), commencing with the Quarter ending on March 31, 2007, the Company shall, subject to Section 18-607 of the Delaware Act and to the second sentence of this Section 6.3(b) distribute Pro Rata to the Record Holder of Class D Interests as of the Record Date selected by our Board of Managers for such distribution (or by an Officer designated by our Board of Managers to select the Record Date for such distribution) the following:

(i) in respect of each Quarter ending on or prior to September 30, 2012, an amount in cash equal to $333,333.33; and

(ii) in respect of the Quarter ending on December 31, 2012, an amount in cash equal to $333,333.41.

Notwithstanding the immediately preceding sentence, if (i) the amount payable by the Company Group to the Trust in respect of the NPI ceases prior to December 31, 2012 to be calculated based on the Sharing

Arrangement, and (ii) such cessation did not occur as a result of the prior approval by the Board of Managers and the Conflicts Committee of the elimination of the minimum purchase price provision in Article IV of the Gas Purchase Contract, then the cash distributions pursuant to this Section 6.3(b) to the Record Holder of the Class D Interests for all future Quarters shall cease and the distribution for the Quarter in which such cessation occurs shall be equal to the product of (x) the amount of the distribution (that would have been made for such Quarter if such cessation had not occurred) times (y) a fraction, of which the numerator is the number of days in such Quarter up to, but not including, the date of such cessation, and of which the denominator is 90.

Notwithstanding the preceding sentence, if the Company and any of the Trust, the trustee of the Trust or any subsequent holder of the NPI become involved in a dispute or proceeding in which such other Person asserts that prior to December 31, 2012 the Sharing Arrangement ceased to be applicable in calculating amounts payable in respect of production from the Trust Wells, special cash distributions in respect of the Class D Interests will be suspended for the period (the “Suspension Period”) commencing with the Quarter in which the Company receives written notice of such dispute or proceeding and extending until such dispute or proceeding, is finally resolved, and such suspended amounts will only be paid to the Record Holder of the Class D Interests to the extent it is finally determined that the Sharing Arrangement remained applicable during some or all of the Suspension Period. If the final resolution of the dispute or proceeding referred to in the immediately preceding sentence is that the Sharing Arrangement remained in effect for all or some portion of the Suspension Period, the

Company will promptly distribute to the Record Holder of the Class D Interests as of the date of such final resolution an amount in cash equal to the amount of the suspended distribution for the portion of the Suspension Period that the Sharing Arrangement is determined to have remained in effect.

(c) Notwithstanding Section 6.3(a) or Section 6.3(b), in the event of the dissolution and liquidation of the Company, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 10.3.

(d) The Company may treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of Available Cash to such Members.

(e) Each distribution in respect of a Member Interest shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Member Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During the MII Vesting Period. Available Cash with respect to any Quarter ending prior to or on the date of the end of the MII Vesting Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.6 shall, subject to Section 18-607 of the Delaware Act, be distributed, except as otherwise required by Section 5.5(b) in respect of other Company Securities issued pursuant thereto, as follows: (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Common Units, Pro Rata.

(b) After the MII Vesting Period. Available Cash with respect to each Quarter after the MII Vesting Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.6 shall, subject to Section 18-607 of the Delaware Act, be distributed, except as otherwise required by Section 5.5(b) in respect of additional Company Securities issued pursuant thereto, as follows:

(i) First, (A) 2% to the holders of the Class A Units, Pro Rata, and (B) 98% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each Class A Unit and each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter;

(ii) Second, (A) 2% to the holders of Class A Units, Pro Rata, and (B) 98% to the holders of Common Units, Pro Rata, until there has been distributed (including amounts distributed pursuant to Section 6.4(b)(i)) in respect of each Class A Unit and each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter plus $0.0695 (the “Target Distribution”); and

(iii) Third, (A) 2% to the holders of the Class A Units, Pro Rata, (B) 83% to the holders of the Common Units, Pro Rata, and (C) 15% to the holders of the Management Incentive Interests, Pro Rata.

Section 6.5 Payment of the EP MID.

(a) First MII Earnings Period. If both the 12-Quarter Test and the 4-Quarter Test have been met with respect to the First MII Earnings Period, an EP MID shall be made contemporaneously with the distribution paid in respect of the Class A Units and Common Units pursuant to Section 6.4 for the twelfth calendar quarter in the First MII Earnings Period to the holder of the Management Incentive Interests. If the 12-Quarter Test is not met with respect to the First MII Earnings Period, Management Incentive Distributions will not be payable in respect of the First MII Earnings Period.

(b) Later MII Earnings Period. If an EP MID has not become previously payable pursuant to Section 6.5(a) and the 12-Quarter Test and the 4-Quarter Test are met in respect of any Later MII Earnings Period, then an EP MID shall be made contemporaneously with the distribution paid in respect of the Class A Units and Common Units pursuant to Section 6.4 for the twelfth calendar quarter in the Later MII Earnings Period to the holder of the Management Incentive Interests.

(c) MII 4-Quarter Earnings Period. If an EP MID has not become previously payable pursuant to Section 6.5(a) or 6.5(b), and the MII Vesting Period ends, then an EP MID shall be paid to the holder of the Management Incentive Interests with respect to the First MII Earnings Period or Later MII Earnings Period, as the case may be, such EP MID to be paid contemporaneously with the distribution paid in respect of the Class A Units and Common Units pursuant to Section 6.4 for the fourth Quarter in the MII 4-Quarter Earnings Period.

Section 6.6 Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 18-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the holders of Common Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount per Common Unit equal to the Initial Unit Price. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.7 Adjustment of Initial Quarterly Distribution, Target Distribution and Unrecovered Issue Price.

(a) The Initial Quarterly Distribution, Target Distribution and Unrecovered Capital shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Company Securities in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Initial Quarterly Distribution and Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Initial Quarterly Distribution and Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital per Common Unit immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital per Common Unit immediately prior to giving effect to such distribution.

(b) The Initial Quarterly Distribution and Target Distribution shall also be subject to adjustment pursuant to Section 6.8.

Section 6.8 Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Company Group member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the Board of Managers may reduce the Initial Quarterly Distribution by the amount of the income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Tax”), or any portion thereof selected by the Board of Managers, in the manner provided in this Section 6.8. If the Board of Managers elects to reduce the Initial Quarterly Distribution for any Quarter with respect to all or a portion of the Incremental Income Taxes, the Board of Managers shall estimate for such Quarter the Company Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (for the relevant portions thereof) for such Quarter may, to the extent determined by the Board of Managers, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Initial Quarterly Distribution shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.8 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the Board of Managers. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

Article 7

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Board of Managers.

(a) Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of Managers (the “Board of Managers”). As provided in Section 7.4, the Board of Managers shall have the power and authority to appoint Officers of the Company. The Managers shall constitute “managers” within the meaning of the Delaware Act. No Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent, authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Managers, on the one hand, and of the Officers, on the other, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the DGCL. In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, subject to Section 7.3, the Board of Managers shall have full power and authority to do, and to direct the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Company Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article 12);

(iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of the Company Group; and the making of capital contributions to any member of the Company Group;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

(vi) the distribution of Company cash;

(vii) the selection and dismissal of Officers, employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring, the creation and operation of employee benefit plans, employee programs and employee practices;

(viii) the maintenance of insurance for the benefit of the Company Group, the Members and any Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation, and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Member Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.6);

(xiii) the purchase, sale or other acquisition or disposition of Company Securities, or the issuance of options, rights, warrants and appreciation rights relating to Company Securities;

(xiv) the undertaking of any action in connection with the Company’s participation in any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member.

(b) The Board of Managers shall consist of five natural Persons, except as otherwise set forth in this Section 7.1(b). Each Manager shall be elected as provided in Section 7.1(c) and shall serve in such capacity until his successor has been duly elected and qualified or until such Manager dies, resigns or is removed. A Manager may resign at any time upon written notice to the Company. The Board of Managers may from time to time determine the number of Managers then constituting the whole Board of Managers, but the Board of Managers shall not decrease the number of Persons that constitute the whole Board of Managers if such decrease would shorten the term of any Manager; provided, however, that the number of Persons serving as Managers shall not be decreased to less than five without the prior approval of the holders of 66 2/3% of the Outstanding Class A Units; and provided, further, that the number of Persons serving as Managers shall not be increased at any time prior to termination of the right of the Class A Unitholders to elect the Class A Managers pursuant to Section 11.8(e) without the prior approval of all of the holders of 66 2/3% of the Outstanding Class A Units.

(c) The persons comprising the initial Board of Managers shall be as follows: Felix J. Dawson, John R. Collins, Richard H. Bachmann and John N. Seitz. Messrs. Dawson and Collins shall be the initial Class A Managers. The Class A Managers shall appoint the remaining member of the initial Board of Managers. Such persons, including the persons appointed by the Class A Managers, shall serve as members of the Board of Managers until the annual meeting of Members to be held in 2007 and until their successors are duly elected and qualified, or until their earlier death, resignation, removal, termination or inability to continue as a Manager. Except as provided in this Section 7.1(c) with respect to the two members of the initial Board of Managers appointed by the Class A Managers, after the closing of the Initial Offering, the Managers shall be elected at each annual meeting of Members to serve for a term expiring at the next annual meeting of Members. Except as provided in this Section 7.1(c) with respect to the two members of the initial Board of Managers appointed by the Class A Managers, the nomination of Persons to serve as Managers and the election of the Board of Managers shall be in accordance with Article 11 hereof.

(d) Any Class A Manager may be removed at any time, with or without cause, only by the affirmative vote or consent of the holders of 66 2/3% of the Outstanding Class A Units. Any Class B Manager may be removed at any time, with or without cause, only by the affirmative vote or consent of a Common Unit Majority.

(e) Subject to applicable law and the rights of the holders of any series of Member Interests, vacancies existing on the Board of Managers created by virtue of an increase in the size of the Board of Managers may be filled only by the affirmative vote of a majority of the Managers then serving, even if less than a quorum, or by a nominee approved by a Common Unit Majority, unless such vacancy is specified by an amendment to this Agreement to be a vacancy to be filled by the holders of Class A Units. Any vacancy resulting from the death, resignation, removal, termination or inability to continue as a Manager shall be filled in the manner specified in Section 11.8(d). Any Manager chosen to fill a vacancy shall hold office until the next annual meeting of Members and until his successor has been duly elected and qualified or until such Manager’s earlier death, resignation, removal, termination or inability to continue as a Manager. The notice requirements set forth in

Section 11.13 shall not apply in connection with the filling by the Board of Managers or the holders of the Class A Units of any vacancies on the Board of Managers pursuant to this Section 7.1(e).

(f) Managers need not be Members. The Board of Managers may, from time to time and by the adoption of resolutions, establish qualifications for Managers.

(g) Unless otherwise required by the Delaware Act, other law or the provisions hereof,

(i) each member of the Board of Managers shall have one vote;

(ii) the presence at a meeting of the Board of Managers of a majority of the members of the Board of Managers shall constitute a quorum at any such meeting for the transaction of business; and

(iii) the act of a majority of the members of the Board of Managers present at a meeting of the Board of Managers at which a quorum is present shall be deemed to constitute the act of the Board of Managers.

(h)

(i) Regular meetings of the Board of Managers and any committee thereof shall be held at such times and places as shall be designated from time to time by resolution of the Board of Managers or such committee. Notice of such regular meetings shall not be required.

(ii) Special meetings of the Board of Managers or any committee thereof may be called by the Chairman of the Board or on the written request of a majority of the Managers or committee members, as applicable, to the Secretary, in each case on at least twenty-four hours personal, written, facsimile, electronic, telegraphic, cable or wireless notice to each Manager or committee member, which notice may be waived by any Manager or committee member. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a Manager or committee member at a meeting (including pursuant to the last sentence of this Section 7.1(h)) shall constitute a waiver of notice of such meeting, except where such Manager or committee member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(iii) Any action required or permitted to be taken at a meeting of the Board of Managers, or any committee thereof, may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by all members of the Board of Managers or committee. Members of the Board of Managers or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(i) The Board of Managers shall, by resolution of a majority of the full Board of Managers, establish an Audit Committee and may, by resolution of a majority of the full Board of Managers, designate one or more committees (which may include one or more of a conflicts committee, compensation committee or a governance and nominating committee), each committee to consist of one or more of the Managers, and the Board of Managers may from time to time adopt a charter for any of such committees. The Board of Managers may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified Manager at any meeting of such committee. Any such committee, to the extent provided in the resolution of the Board of Managers or in this Agreement, shall have and may exercise all powers and authority of the Board of Managers in the management of the business and affairs of the Company; but no such committee shall have the power or authority in reference to the following matters: approving or adopting, or recommending to the Members, any action or matter expressly required by this Agreement or the Delaware Act to be submitted to the Members for approval, or adopting, amending or repealing any provision of this Agreement. Unless specified by resolution of the Board of Managers, any committee designated pursuant to this Section 7.1(i) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Managers when requested, and, subject to Section 7.1(h), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present at a meeting of which a quorum is present shall be necessary for the adoption by the committee of any resolution.

(j) The Board of Managers may elect one of its members as Chairman of the Board (the “Chairman of the Board”). The Chairman of the Board, if any, and if present and acting, shall preside at all meetings of the Board of Managers and of Members, unless otherwise directed by the Board of Managers. If the Board of Managers does not elect a Chairman of the Board or if the Chairman of the Board is absent from the meeting, the Chief Executive Officer or President, if present and a Manager, or any other Manager chosen by the Board of Managers, shall preside. In the absence of a Secretary, the chairman of the meeting may appoint any Person to serve as Secretary of the meeting.

(k) Unless otherwise restricted by law, the Board of Managers shall have the authority to fix the compensation of the Managers. The Managers may be paid their expenses, if any, of attendance at each meeting of the Board of Managers and may be paid a fixed sum for attendance at each meeting of the Board of Managers or paid a stated salary or paid other compensation as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may also be paid their expenses, if any, of, and allowed compensation for, attending committee meetings.

(l) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Company Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Management Services Agreement, the Trademark License, the Omnibus Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the Board of Managers (on its own or through any Officer) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Company without any further act, approval or vote of the Members or the other Persons who may acquire an interest in Company Securities; and (iii) agrees that the execution, delivery or performance by the Company, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the Board of Managers or any member thereof or any Officer of any duty that the Board of Managers or any member thereof or any Officer may owe the Company or the Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Certificate of Formation.

The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act, such filing being hereby confirmed, ratified and approved in all respects. The Board of Managers shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that the Board of Managers determines such action to be necessary or appropriate, the Board of Managers shall direct the appropriate Officers to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property and any such Officer so directed shall be an “authorized person” of the Company within the meaning of the Delaware Act for purposes of filing any such certificate with the Secretary of State of the State of Delaware. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

Section 7.3 Restrictions on the Board of Managers’ Authority.

(a) Except as otherwise provided in this Agreement, the Board of Managers may not, without written approval of the specific act by holders of all of the Outstanding Member Interests or by other written instrument executed and delivered by holders of all of the Outstanding Member Interests subsequent to the date of this Agreement, take any action that is in breach or violation of this Agreement.

(b) Except as provided in Article 10 and Article 12, the Board of Managers may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Company’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the Board of Managers’ ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Officers.

(a) The Board of Managers shall have the power and authority to appoint such officers with such titles, authority and duties as determined by the Board of Managers. Such Persons so designated by the Board of Managers shall be referred to as “Officers.” Unless provided otherwise by resolution of the Board of Managers, the Officers shall have the titles, power, authority and duties described below in this Section 7.4.

(b) The Officers shall include a Chief Executive Officer, a President, and a Secretary, and may also include a Chairman of the Board, Vice Chairman, Chief Operating Officer, Chief Financial Officer, Treasurer, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior,” “assistant” or otherwise, as the Board of Managers shall determine), one or more Assistant Secretaries and one or more Assistant Treasurers. Officers shall be elected by the Board of Managers, which shall consider that subject at its first meeting after every annual meeting of Members and as necessary to fill vacancies. Each Officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same Person. The compensation of Officers elected by the Board of Managers shall be fixed from time to time by the Board of Managers or by such Officers as may be designated by resolution of the Board of Managers.

(c) Any Officer may resign at any time upon written notice to the Company. Any Officer may be removed by the Board of Managers with or without cause at any time. The Board of Managers may delegate the power of removal as to Officers who have not been appointed by the Board of Managers. Such removal shall be without prejudice to a Person’s contract rights, if any, but the appointment of any Person as an Officer shall not of itself create contract rights.

(d) The President shall be the Chief Executive Officer of the Company unless the Board of Managers designates the Chairman of the Board as Chief Executive Officer. Subject to the control of the Board of Managers and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; he may employ and discharge employees and agents of the Company except such as shall be appointed by the Board of Managers, and he may delegate these powers; he may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company, and shall have such other powers and duties as designated in accordance with this Agreement and as from time to time may be assigned to him by the Board of Managers.

(e) If elected, the Chairman of the Board shall preside at all meetings of the Members and of the Board of Managers unless otherwise directed by the Board of Managers; and shall have such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the Board of Managers.

(f) Unless the Board of Managers otherwise determines, the President and Chief Executive Officer (if other than the President) shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company; and, unless the Board of Managers otherwise determines, shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the Members and (should he be a Manager) of the Board of Managers; and he shall have such other powers and duties as designated in accordance with this Agreement and as from time to time may be assigned to him by the Board of Managers.

(g) In the absence of the President, or in the event of his inability or refusal to act, a Vice President designated by the Board of Managers shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. In the absence of a designation by the Board of Managers of a Vice President to perform the duties of the President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of uninterrupted time as a Vice President of the Company shall so act. The Vice President shall perform such other duties and have such other powers as designated in accordance with this Agreement and as the Board of Managers may from time to time assign. Unless otherwise provided by the Board of Managers, each Vice President will have authority to act within his or her respective areas and to agree upon and execute all contracts relating thereto.

(h) The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Company and shall have such other powers and duties as designated in this Agreement and as from time to time may be assigned by the Board of Managers. The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Chief Executive Officer and the Board of Managers. Each Assistant Treasurer shall have the usual powers and duties pertaining to his office, together with such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the Chief Executive Officer or the Board of Managers. The Assistant Treasurers shall perform all the duties and exercise the powers of the Treasurer during that Officer’s absence or inability or refusal to act. The performance of any such duty shall, in respect of any other Person dealing with the Company, be conclusive evidence of his power to act. An Assistant Treasurer shall also perform such other duties as the Treasurer or the Board of Managers may assign to him.

(i) The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the Members and the Board of Managers. The Secretary shall have charge of the corporate books and shall perform such other duties and have such other powers as designated in accordance with this Agreement and as the Board of Managers may from time to time assign. In the absence or inability or refusal to act of the Secretary, any Assistant Secretary may perform all the duties and exercise all the powers of the Secretary. The performance of any such duty shall, in respect of any other Person dealing with the Company, be conclusive evidence of his power to act. An Assistant Secretary shall also perform such other duties as the Secretary or the Board of Managers may assign to him.

(j) The Board of Managers may from time to time delegate the powers or duties of any Officer to any other Officers, employees or agents, notwithstanding any provision hereof.

(k) Unless otherwise directed by the Board of Managers, the Chief Executive Officer, the President or any Officer authorized by the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of Members of or with respect to any action of equity holders of any other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other entities.

(l) Unless otherwise directed by the Board of Managers or specified in an employment or other agreement to which an Officer is a party, a Person appointed as an Officer of the Company is required to devote to the business affairs of the Company only a portion of such Person’s full productive time as is required to perform the duties delegated to such Person by the Board of Managers or this Agreement. In addition, it shall not constitute a breach or violation of any duty owed to the Company or to any holder of Company Securities (or any class or series thereof) by a Person appointed as an Officer of the Company for such Person to be a director, manager, officer or employee of any Affiliate of the Company Group (other than the Company Group) provided that the Board of Managers is advised of such Person’s positions with such Affiliate(s) and does not object to same in a timely manner.

Section 7.5 Outside Activities.

(a) It shall be deemed not to be a breach of any duty (including any fiduciary duty) existing hereunder, at law, in equity or otherwise, or any other obligation of any type whatsoever of (i) any Manager or Officer for Affiliates of such Manager or Officer to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided such Affiliate does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Manager or (ii) any Manager, Officer or other employee of the Company to be a director, manager, officer, employee or consultant of any Affiliate or Member or any Affiliate of any Member of the Company, provided that the Board of Managers is advised of such other relationship and does not object thereto; and further, provided, that such Officer or employee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Person;

(b) None of the Managers or Officers shall have any obligation hereunder or as a result of any duty expressed or implied by law, in equity or otherwise to present business opportunities to the Company that may become available to Affiliates of such Manager or Officer or of which the person serving as a Manager or Officer acquires knowledge other than while serving in the capacity as such Manager or Officer. None of any Group Member, any Member or any other Person shall have any rights by virtue of a Manager’s or Officer’s duties as a Manager or Officer, as the case may be, under this Agreement, any Group Member Agreement, applicable law or otherwise in any business ventures of any Manager or Officer, as the case may be; and

(c) Notwithstanding anything to the contrary in this Agreement, to the extent that any provisions of this Section 7.5 purport or are interpreted to have the effect of restricting, eliminating or otherwise modifying the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other applicable law, be owed by the Managers, the Officers or any of their Affiliates to the Company and its Members, or to constitute a waiver or consent by the Members to any such fiduciary duty, such provisions in this Section 7.5 shall be deemed to have been approved by the Members, and the Members hereby agree that such provisions shall replace or eliminate such duties.

Section 7.6 Loans or Contributions from the Company or Group Members.

(a) The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the Board of Managers.

(b) No borrowing by any Group Member or the approval thereof by the Board of Managers shall be deemed to constitute a breach of any duty (including any fiduciary duty), hereunder or existing at law, in equity or otherwise, of the Board of Managers to the Company or the Members by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the Members.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law as it currently exists and to such greater extent as applicable law hereafter may permit, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that such Person is an Indemnitee or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees of counsel for such Indemnitee), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7(a), the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted in bad faith or engaged in fraud, willful misconduct or, with respect to any criminal action or proceeding, acted with the knowledge that the Person’s conduct was unlawful.

(b) To the extent an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.7(a), or in the defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

(c) Expenses (including reasonable attorneys’ fees of counsel for such Indemnitee) incurred by an Indemnitee in defending any action, suit or proceeding referred to in Section 7.7(a) shall be paid by the Company, when and as incurred, in advance of the final disposition of such action, suit or proceeding and in advance of any determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Person is not entitled to be indemnified by the Company as authorized in this Section 7.7.

(d) The indemnification, advancement of expenses and other provisions of this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Member Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e) The Company may purchase and maintain insurance, on behalf of its Managers and Officers, and such other Persons as the Board of Managers shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f) For purposes of the definition of Indemnitee in Section 1.1, the Company shall be deemed to have requested a Person to serve as fiduciary of an employee benefit plan whenever the performance by such Person of his duties to the Company also imposes duties on, or otherwise involves services by, such Person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by such Person with respect to any employee benefit plan in the performance of such Person’s duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.

(g) Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(h) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(i) If a claim under Section 7.7 is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the reasonable expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the

Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in this Agreement. Neither the failure of the Company (including its Managers who are not parties to such action, a committee of such Managers, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in this Agreement, nor an actual determination by the Company (including its Managers who are not parties to such action, a committee of such Managers, independent legal counsel, or its Members) that the Indemnitee has not met the applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses, under this Section 7.7 or otherwise shall be on the Company.

(j) The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that the Person is or was an employee (other than an Officer) or agent of the Company, or, while serving as an employee (other than an Officer) or agent of the Company is or was serving at the request of the Company as a manager, director, officer, employee, partner, fiduciary, trustee or agent of another Group Member or another Person to the extent

(i) permitted by the laws of the State of Delaware as from time to time in effect, and

(ii) authorized by the Board of Managers.

The Company may, to the extent permitted by Delaware law and authorized by the Board of Managers, pay expenses (including attorneys’ fees) reasonably incurred by any such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as the Board of Managers determine. The provisions of this Section 7.7(j) shall not constitute a contract right for any such employee or agent.

(k) The indemnification, advancement of expenses and other provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(l) Except to the extent otherwise provided in Section 7.7(j), the right to be indemnified and to receive advancement of expenses in this Section 7.7 shall be a contract right. No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Exculpation of Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Company, the Members or any other Persons who have acquired interests in Company Securities for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as Board of Managers set forth in this Article 7, the Board of Managers may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Board of Managers shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Managers in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Members or any other Persons who have acquired interests in Company Securities, none of the Managers and any other Indemnitee acting in connection with the Company’s business or affairs shall be liable to the Company, to any Member or any other Persons who have acquired interests in Company Securities for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any Indemnitee under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(e) An Indemnitee shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by a Manager, Member or liquidating trustee, an Officer or employee of the Company, or committees of the Company, Members or Managers, or by any other person as to matters that the Member, Manager or liquidating trustees reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to members or creditors might properly be paid.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between any Affiliate of the Company, on the one hand, and the Company or any Group Member, on the other, any resolution or course of action by the Board of Managers in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty existing at law, in equity or otherwise, including any fiduciary duty, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of holders of a majority of the Outstanding Common Units (excluding Common Units held by interested parties), (iii) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Board of Managers shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the Board of Managers may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Managers determines that the resolution or course of action taken with respect to a conflict of interest complies with the standards set forth in clause (iii) or (iv) of the second preceding sentence, then (A) such resolution or course of action shall be permitted and deemed approved by all the Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty existing at law, in equity or otherwise, including any fiduciary duty and (B) it shall be presumed that, in making its decision, the Board of Managers acted in good faith, and in any proceeding brought by any Member or Assignee or by or on behalf of such Member or any other Member or the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Members and shall not constitute a breach of this Agreement or any duty existing at law, in equity or otherwise.

(b) Whenever the Board of Managers or any Manager or Officer makes a determination or takes or declines to take any other action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Board of Managers or such Manager or Officer shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take other action must believe that the determination or other action is in the best interests of the Company. No action taken by the Board of Managers, any Manager or any Officer on behalf of the Company in good faith reliance on the provisions of this Agreement, including this Article 7, shall constitute a breach of any duty (including any fiduciary duty or other similar duty) on the part of such Board of Managers or any Manager or Officer, as the case may be. To the extent that the foregoing provisions have, or are construed to have, the effect of restricting, eliminating or otherwise modifying the duties and liabilities, including fiduciary duties, of the Managers or Officers otherwise existing at law, in equity or otherwise, such provisions and any such restriction, elimination or modification (i) are, and shall be deemed to have been, approved and agreed to by the Members (ii) are intended and agreed to replace and supersede such other duties and liabilities.

(c) Notwithstanding anything to the contrary in this Agreement prior to the dissolution of the Company, the Board of Managers shall have no duty or obligation, express or implied, to sell or otherwise dispose of any asset of the Company Group other than in the ordinary course of business.

(d) Except as expressly set forth in this Agreement or required by law, none of the Managers, nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Managers or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Managers or such other Indemnitee.

(e) The Members hereby authorize the Board of Managers, on behalf of the Company as a partner or member of a Group Member, to approve of actions by the Board of Managers or managing member of such Group Member similar to those actions permitted to be taken by the Board of Managers pursuant to this Section 7.9.

Section 7.10 Duties of Officers and Managers.

(a) The duties and obligations owed to the Company and to the Members by the Officers and Managers shall be as set forth in this Agreement.

(b) A Manager shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the Company’s Officers or employees, or committees of the Board of Managers, or by any other Person as to matters the Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(c) The Board of Managers shall have the right, in respect of any of its powers or obligations hereunder, to act through a duly appointed attorney or attorneys-in-fact or the duly authorized Officers of the Company.

Section 7.11 Purchase or Sale of Company Securities.

The Board of Managers may cause the Company to purchase or otherwise acquire Company Securities.

Section 7.12 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Managers and any Officer authorized by the Board of Managers to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Managers or any Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Managers or any Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Managers or any Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Managers or any Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Managers or any Officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Article 8

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The Board of Managers shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Record Holders or Assignees of Common Units or other Company Securities, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual accounting basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

The fiscal year of the Company shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Company, the Board of Managers shall cause to be mailed or made available by any reasonable means (including posting on the Company’s website) to each Record Holder of a Common Unit as of a date selected by the Board of Managers, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, equity and cash flows, such statements to be audited by a registered public accounting firm selected by the Board of Managers.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Board of Managers shall cause to be mailed or made available to each Record Holder of a Common Unit, as of a date selected by the Board of Managers, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Common Units are listed for trading, or as the Board of Managers determines to be necessary or appropriate.

Article 9

TAX MATTERS

Section 9.1 Returns and Information.

The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days after the close of the calendar year in which the Company’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Company shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Board of Managers’ determination that such revocation is in the best interests of the Members. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Board of Managers shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Member Interest will be deemed to be the lowest quoted closing price of the Member Interests on any National Securities Exchange on which such Member Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(i) without regard to the actual price paid by such transferee.

(b) The Company shall elect to amortize or deduct expenses incurred in organizing the Company as provided in Section 709 of the Code.

(c) Except as otherwise provided herein, the Board of Managers shall determine whether the Company should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

Subject to the provisions hereof, the Board of Managers shall designate one Officer who is a Member as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

Section 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the Board of Managers is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Board of Managers may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Member.

Article 10

DISSOLUTION AND LIQUIDATION

Section 10.1 Dissolution.

The Company shall not be dissolved by the admission of Substituted Members or Additional Members. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the Board of Managers that is approved by the holders of a Class A Unit Majority and a Common Unit Majority;

(b) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company Group;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d) at such time as there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 10.2 Liquidator.

Upon dissolution of the Company, the Board of Managers shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Board of Managers) shall be entitled to receive such compensation for its services as may be approved by holders of a Unit Majority. The Liquidator (if other than the Board of Managers) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a Unit Majority. Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article 10, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Managers under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 10.3 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 10.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. Notwithstanding anything to the contrary contained in this Agreement, the Members understand and acknowledge that a Member may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 10.2) and amounts to Members otherwise than in respect of their distribution rights under Article 6. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 10.3(b) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 10.3(c)) for the taxable year of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 10.4 Cancellation of Certificate of Formation.

Upon the completion of the distribution of Company cash and property as provided in Section 10.3 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 10.5 Return of Contributions.

None of any member of the Board of Managers or any Officer will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets. A Member may not resign or withdraw from the Company prior to the dissolution and winding up of the Company, provided that neither the transfer of any Member Interest nor the cancellation of the Class D Interests as provided in this Agreement shall constitute a breach or violation of this provision.

Section 10.6 Waiver of Partition.

To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 10.7 Capital Account Restoration.

No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

Article 11

AMENDMENT OF AGREEMENT; MEETINGS OF MEMBERS; RECORD DATE

Section 11.1 Amendment of Operating Agreement.

(a) General Amendments. Except as provided in Section 11.1(b) and Section 11.1(c), the Board of Managers may amend any of the terms of this Agreement but only in compliance with the terms, conditions and procedures set forth in this Section 11.1(a). If the Board of Managers desires to amend any provision of this Agreement other than pursuant to Section 11.1(c), then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the Members. Amendments to this Agreement may be proposed only by or with the consent of the Board of Managers. Such special or annual meeting shall be called and held upon notice in accordance with Section 11.3 and Section 11.4 of this Agreement. The notice of such meeting shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board of Managers shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. Subject to Section 11.2(d), a proposed amendment shall be effective upon its approval by both a Class A Unit Majority and a Common Unit Majority, unless a greater percentage is required by this Agreement.

(b) Super-Majority Amendments. Notwithstanding Section 11.1(a) but subject to Section 11.1(c), the affirmative vote of the holders of at least 75% of all Outstanding Common Units and 75% of all Outstanding Class A Units shall be required to alter, amend or adopt any provision inconsistent with or repeal Section 7.1(b), this Section 11.1(b), Section 11.2, Section 11.3(d), Section 11.8(b), Section 11.8(c), Section 11.10 or Section 11.13.

(c) Amendments to be Adopted Solely by the Board of Managers. Notwithstanding Section 11.1(a) and Section 11.1(b), the Board of Managers, without the approval of any Member or holder of any Company Securities, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(i) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(ii) admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(iii) a change that the Board of Managers determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(iv) a change that the Board of Managers determines (A) does not adversely affect the Members (including any particular class of Member Interests as compared to other classes of Member Interests) in any material respect, (B) to be necessary or appropriate to (1) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (2) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which Units are or will be listed for trading, compliance with any of which the Board of Managers deems to be in the best interests of the Company and the Members, (C) to be necessary or appropriate in connection with action taken by the Board of Managers pursuant to Section 5.8 or (D) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(v) a change in the fiscal year or taxable year of the Company and any other changes that the Board of Managers determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company, including, if the Board of Managers shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(vi) an amendment that is necessary, in the Opinion of Counsel, to prevent the Company or its Managers, Officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(vii) subject to Section 5.6, an amendment that the Board of Managers determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.5;

(viii) any amendment expressly permitted in this Agreement to be made by the Board of Managers acting alone;

(ix) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 12.3;

(x) an amendment that the Board of Managers determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4;

(xi) a merger, consolidation, conversion or conveyance pursuant to Section 12.3(d);

(xii) an amendment that requires, in connection with a transfer of Member Interests, the Assignees of Member Interests to provide a statement, certification or other proof to the Company regarding such Assignee’s status as an Eligible Citizen; or

(xiii) any other amendments substantially similar to the foregoing.

Section 11.2 Amendment Requirements.

(a) Notwithstanding the provisions of Section 11.1, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Section 11.1, no amendment to this Agreement may (i) enlarge the obligations of any Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 11.2(c), (ii) change Section 10.1(a), (iii) change the term of the Company, or (iv) except as set forth in Section 10.1(a), give any Person the right to dissolve the Company.

(c) Except as provided in Section 12.3, and without limitation of the Board of Managers’ authority to adopt amendments to this Agreement without the approval of any Members as contemplated in Section 11.1 (including Section 11.1(c)(vii)), any amendment that would have a material adverse effect on the rights or preferences of any then Outstanding class of Member Interests in relation to other classes of Member Interests must be approved by the holders of not less than a majority of the Outstanding Member Interests of the class affected, provided that amending this Agreement to create a new class or series of Company Securities pursuant to Section 5.5 with relative rights, powers, preferences and duties that are senior or prior to, or pari passu with, the relative rights, powers, preferences or duties of any then Outstanding Member Interests shall not be deemed to cause such a material adverse effect.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 11.1(c) and except as otherwise provided by Section 12.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units and Class A Units, voting as a single class, unless the Company obtains an Opinion of Counsel to the effect that such amendment will not adversely affect the limited liability of any Member under applicable law.

Section 11.3 Unitholder Meetings.

(a) All acts of Members to be taken hereunder shall be taken in the manner provided in this Article 11. An annual meeting of the Members for the election of Managers and for the transaction of such other business as may properly come before the meeting shall be held at such time and place as the Board of Managers shall specify, which date shall be within 13 months of the last annual meeting of Members. If authorized by the Board of Managers, and subject to such guidelines and procedures as the Board of Managers may adopt, Members and proxyholders not physically present at a meeting of Members, may by means of remote communication participate in such meeting, and be deemed present in person and vote at such meeting provided that the

Company shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Member or proxyholder, to provide such Members or proxyholders a reasonable opportunity to participate in the meeting and to record the votes or other action made by such Members or proxyholders.

(b) A failure to hold the annual meeting of the Members at the designated time or to elect a sufficient number of Managers to conduct the business of the Company shall not affect otherwise valid acts of the Company or work a forfeiture or dissolution of the Company. If the annual meeting for election of Managers is not held on the date designated therefor, the Managers shall cause the meeting to be held as soon as is convenient. If there is a failure to hold the annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the date of this Agreement or its last annual meeting, it is the intent of the parties that the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any Member or Manager. The Outstanding Units present at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting, notwithstanding any provision of this Agreement to the contrary. The Delaware Court of Chancery may issue such orders as may be appropriate, including orders designating the time and place of such meeting, the record date for determination of Unitholders entitled to vote, and the form of notice of such meeting.

(c) All elections of Managers will be by written ballots; if authorized by the Board of Managers, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be reasonably determined that the electronic transmission was authorized by the Member or proxyholder.

(d) Special meetings of the Members may be called only by a majority of the Board of Managers. No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a special meeting of the Members.

Section 11.4 Notice of Meetings of Members.

(a) Notice, stating the place, day and hour of any annual or special meeting of the Members, as determined by the Board of Managers, and (i) in the case of a special meeting of the Members, the purpose or purposes for which the meeting is called, as determined by the Board of Managers or (ii) in the case of an annual meeting, those matters that the Board of Managers, at the time of giving the notice, intends to present for action by the Members, shall be delivered by the Company not less than 10 calendar days nor more than 60 calendar days before the date of the meeting, in a manner and otherwise in accordance with Section 14.1 to each Record Holder who is entitled to vote at such meeting. Such further notice shall be given as may be required by applicable law.

The notice of any meeting of the Members at which Managers are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Board of Managers intends to present for election. Only such business shall be conducted at a special meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Any previously scheduled meeting of the Members may be postponed, and any special meeting of the Members may be canceled, by resolution of the Board of Managers upon public notice given prior to the date previously scheduled for such meeting of the Members.

(b) The Board of Managers shall designate the place of meeting for any annual meeting or for any special meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

Section 11.5 Record Date.

For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members or to give approvals without a meeting as provided in Section 11.10, the Board of Managers may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Common Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Members are requested by the Board of Managers to give such approvals. If no Record Date is fixed by the Board of Managers, then (a) the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given and (b) the Record Date for determining the Members entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Company in care of the Board of Managers. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment or postponement of the meeting; provided, however, that the Board of Managers may fix a new Record Date for the adjourned or postponed meeting.

Section 11.6 Adjournment.

The Chairman of the Board, or, if the Chief Executive Officer is acting as the chairman of such meeting, the Chief Executive Officer, may adjourn any meeting of the Members, whether for lack of a quorum or any other reason. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article 11.

Section 11.7 Waiver of Notice; Approval of Meeting.

Whenever notice to the Members is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written waiver of notice unless so required by resolution of the Board of Managers. All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

Section 11.8 Quorum; Required Vote for Member Action; Voting for Managers.

(a) At any meeting of the Members, the holders of a majority of the Outstanding Units or Member Interests of each class then outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum of such class or classes unless any such action by the Members requires approval by holders of a greater percentage of Outstanding Units or Member Interests, in which case the quorum shall be such greater percentage. The submission of matters to Members for approval and the election of Managers shall occur only at a meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Members present at a duly called and held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Member Interests specified in this Agreement. In the absence of a quorum any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time.

(b) The Members holding Outstanding Common Units and Class A Units shall be entitled to one vote per Unit on all matters submitted to Members for approval and in the election of Managers.

(c) Except as otherwise provided in this Agreement, all matters submitted to Members for approval shall be determined by a majority of the votes cast affirmatively or negatively by Members holding Outstanding Units unless a greater percentage is required with respect to such matter under the Delaware Act, under the rules of any National Securities Exchange on which the Common Units are listed for trading, or under the provisions of this Agreement, in which case the approval of Members holding Outstanding Common Units and Class A Units that in the aggregate represent at least such greater percentage shall be required.

(d) Subject only to Section 7.1(b), Section 7.1(e) and Section 11.8(e) and notwithstanding any other provision of this Agreement to the contrary, the Class A Unitholders, voting together as a single class, shall elect two Managers (each, a “Class A Manager”) and the Common Unitholders, voting together as a single class, shall elect three Managers (each, a “Class B Manager”). The Board of Managers agrees to call a meeting of the Common Unitholders as provided in this Article 11 when a vote of the Common Unitholders is to be held to elect a Class B Manager or fill a vacancy as provided in Section 7.1(e). Managers will be elected by a plurality of the votes cast for a particular position.

(e) The right of the holders of the Class A Units to appoint the Class A Managers pursuant to Section 11.8(d) may, subject to Section 11.13, be terminated at any duly called meeting of the Members upon the affirmative vote of holders of not less than 66 2/3% of Outstanding Common Units. Thereafter, if (i) the Class A Units are not converted into Common Units pursuant to Section 3.8, all five (or such other number as the Board of Managers may determine pursuant to Section 7.1(b)) Managers shall be elected by a plurality of the votes cast by the holders of Outstanding Common Units and Class A Units, voting as a single class, for a particular position; and (ii) if the Class A Units are converted into Common Units pursuant to Section 3.8, all five (or such other number as the Board of Managers may determine pursuant to Section 7.1(b)) Managers shall be elected by a plurality of the votes cast by the holders of Outstanding Common Units, voting as a single class, for a particular position.

Section 11.9 Conduct of a Meeting; Member Lists.

(a) The Board of Managers shall have full power and authority concerning the manner of conducting any meeting of the Members, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article 11, the conduct of voting, the validity and effect of any proxies and (subject to Section 11.12(d)) the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Managers shall have the power to designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Board of Managers. The Board of Managers may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

(b) A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order for each class of Member Interests and showing the address of each such Member and the number of Outstanding Units or Member Interests registered in the name of such Member, shall be open to the examination of any

Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting, at the principal place of business of the Company. The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

Section 11.10 Action Without a Meeting.

The holders of Class A Units (and if the holders of the Management Incentive Interests or the Class D Interests are entitled to vote on any matter, the holder(s) of such Member Interests) may take any action or give any approval, whether together or as separate classes, without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken or approval so given shall be signed by the Members holding a sufficient percentage of Member Interests to otherwise take such action or give such approval and delivered to the Company. No other action permitted or required to be taken at a meeting of Members may be taken by written consent or by any other means or manner than a meeting of Members called and conducted in accordance with this Agreement.

Section 11.11 Voting and Other Rights.

(a) Only those Record Holders of Outstanding Units and Member Interests on the Record Date established pursuant to Section 11.5 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of the Outstanding Units and Member Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units and Member Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units and Member Interests.

(b) With respect to Outstanding Units or Member Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Outstanding Units or Member Interests are registered, such other Person shall, in exercising the voting rights in respect of such Outstanding Units or Member Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Outstanding Units or Member Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 11.11(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 11.12 Proxies and Voting.

(a) At any meeting of the Members, every holder of an Outstanding Unit or Member Interests entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b) The Company may, and to the extent required by law, shall, in advance of any meeting of Members, appoint one or more inspectors to act at the meeting and make a written report thereof. The Company may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Members, the Person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(c) With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation and as though the Members were stockholders of a Delaware corporation.

(d) With respect to any contested matter relating to any election, appointment, removal or resignation of any Manager, to the fullest extent permitted by law, the Company shall be governed by Section 225 of the DGCL and any other applicable provision of the DGCL, as though the Company were a Delaware corporation.

Section 11.13 Notice of Member Business and Nominations.

(a) Subject to Section 7.1(e), nominations of Persons for election to the Board of Managers and the proposal of business to be considered by the Members may be made at an annual meeting of Members (i) pursuant to the Company’s notice of meeting delivered pursuant to Section 11.4 of this Agreement, (ii) by or at the direction of the Board of Managers, (iii) for nominations to the Board of Managers only, by any holder of Outstanding Units who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraph (b) or (d) of this Section 11.13 and who was a Record Holder of a sufficient number of Outstanding Units as of the Record Date for such meeting to elect one or more members to the Board of Managers assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of Outstanding Units, or (iv) by any holder of Outstanding Units who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraphs (c) or (d) of this Section 11.13 and who is a Record Holder of Outstanding Units at the time such notice is delivered to the Secretary of the Company.

(b) For nominations to be properly brought before an annual meeting by a Unitholder pursuant to Section 11.13(a)(iii), the Unitholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a Unitholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 or more than 120 days prior to the anniversary (the “Anniversary”) of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of Members; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the Unitholder to be timely must be so delivered not later than the close of business on the later of (x) the ninetieth day prior to such annual meeting or (y) the tenth day following the day on which public announcement of the date of such meeting is first made. Such Unitholder’s notice shall set forth: (A) as to each Person whom the Unitholder proposes to nominate for election or reelection as a Manager all information relating to such Person that is required to be disclosed in solicitations of proxies for election of Managers, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such Person’s written consent to being named in the proxy statement as a nominee and to serving as a Manager if elected and (B) as to the Unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made the name and address of such Unitholder, as they appear on the Company’s books, and of such beneficial owner, the class and number of Units which are owned beneficially and of record by such Unitholder and such beneficial owner. Such holder shall be entitled to nominate as many candidates for election to the Board of Managers as would be elected assuming such holder cast the precise number of votes necessary to elect each candidate and no more votes were cast by such holder or any other holder for such candidates.

(c) For nominations or other business to be properly brought before an annual meeting by a Unitholder pursuant to Section 11.13(a), (i) the Unitholder must have given timely notice thereof in writing to the Secretary of the Company, (ii) such business must be a proper matter for Member action under this Agreement and the Delaware Act, (iii) if the Unitholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a Solicitation Notice, such Unitholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Outstanding Units required under this Agreement or the Delaware Act to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Outstanding Units reasonably believed by such Unitholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such Unitholder, and must, in either case, have included in such materials the Solicitation Notice and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 11.13, the Unitholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice. To be timely, a Unitholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 or more than 120 days prior to the first Anniversary; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the Unitholder to be timely must be so delivered not later than the close of business on the later of (x) the ninetieth day prior to such annual meeting or (y) the tenth day following the day on which public announcement of the date of such meeting is first made. Such Unitholder’s notice shall set forth: (A) as to each Person whom the Unitholder proposes to nominate for election or reelection as a Manager all information relating to such Person that is required to be disclosed in solicitations of proxies for election of Managers, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such Person’s written consent to being named in the proxy statement as a nominee and to serving as a Manager if elected; (B) as to any other business that the Unitholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Unitholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the Unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such Unitholder, as they appear on the Company’s books, and of such beneficial owner, the class and number of Units which are owned beneficially and of record by such Unitholder and such beneficial owner, and whether either such Unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Outstanding Units required under this Agreement or Delaware law to carry the proposal or, in the case of a nomination or nominations, to holders of a percentage of the Outstanding Units reasonably believed by such Unitholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such Unitholder (an affirmative statement of such intent, a “Solicitation Notice”).

(d) Notwithstanding anything in the second sentence of Section 11.13(b) or the second sentence of Section 11.13(c) to the contrary, if the number of Managers to be elected to the Board of Managers is increased, there is no public announcement naming all of the nominees for Manager or specifying the size of the increased Board of Managers made by the Company at least 90 days prior to the Anniversary and the vacancy created by such increase can be filled by a nominee approved by a Common Unit Majority, then a Unitholder’s notice required by this Section 11.13 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

(e) Only such business shall be conducted at a special meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting pursuant to Section 11.4 of this Agreement. Subject to Section 7.1(d) of this Agreement, nominations of Persons for election to the Board of Managers may be made at a special meeting of Members at which Managers are to be elected (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board of Managers, (iii) by any holder of Outstanding Units who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraph (b) or (d) of this Section 11.13 and who was a Record Holder of a sufficient number of Outstanding Units as of the Record Date for such meeting to elect one or more members to the Board of Managers assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of Outstanding Units, or (iv) by any holder of Outstanding Units who is entitled to vote at the meeting, who complies with the notice procedures set forth in paragraphs (c) or (d) of this Section 11.13 and who is a Record Holder of Outstanding Units at the time such notice is delivered to the Secretary of the Company. Nominations by Unitholders of Persons for election to the Board of Managers may be made at such a special meeting of Members if the Unitholder’s notice as required by Section 11.13(b) or Section 11.13(c) shall be delivered to the Secretary of the Company not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Managers to be elected at such meeting. Holders of Outstanding Units making nominations pursuant to Section 11.13(e)(iii) shall be entitled to nominate the number of candidates for election at such special meeting as provided in Section 11.13(b) for an annual meeting.

(f) Except to the extent otherwise provided in Section 7.1(d) and Section 7.1(e), with respect to vacancies, only Persons who are nominated in accordance with the procedures set forth in this Section 11.13 shall be eligible to serve as Managers and only such business shall be conducted at a meeting of Members as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11.13. Except as otherwise provided herein or required by law, the Chairman of the Board or other Person designated by the Board of Managers as the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 11.13 and, if any proposed nomination or business is not in compliance with this Section 11.13, to declare that such defective proposal or nomination shall be disregarded.

(g) Notwithstanding the foregoing provisions of this Section 11.13, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11.13. Nothing in this Section 11.13 shall be deemed to affect any rights of Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) All provisions of this Section 11.13 are subject to Section 11.8(d).

Article 12

MERGER, CONSOLIDATION OR CONVERSION

Section 12.1 Authority.

The Company may merge or consolidate with one or more limited liability companies or “other business entity” as defined in Section 18-209 of the Delaware Act, or convert into any “other entity” as defined in Section 18-214 of the Delaware Act, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article 12.

Section 12.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article 12 requires the prior approval of the Board of Managers, provided, however, that, to the fullest extent permitted by law, the Board of Managers shall have no duty or obligation to consent to any merger, consolidation or conversion of the Company and may decline to do so free of any fiduciary duty or obligation whatsoever to the Company or any Member and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the Board of Managers shall determine to consent to a merger or consolidation, the Board of Managers shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdiction of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the rights or securities of, or interests in, each constituent business entity for, or into, cash, property, rights, or obligations of, securities of or interests in, the Surviving Business Entity; and (A) if any rights or securities of, or interests in, any constituent business entity are not to be exchanged or converted solely for, or into, cash, property, rights, or obligations of, securities of or interests in, the Surviving Business Entity, the cash, property, rights, or obligations of, securities of or interests in, any limited liability company or other business entity which the holders of such rights, securities or interests are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property, rights or obligations of securities of or interests in the Surviving Business Entity or any other business entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the certificate of formation or limited liability company agreement, articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 12.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed at a date no later than the time of the filing of the certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the Board of Managers determines to be necessary or appropriate.

(c) If the Board of Managers shall determine to consent to a conversion, the Board of Managers shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Company is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of the converting entity for or into securities of or interests in the converted entity or other property;

(v) in an attachment or exhibit, the certificate of formation of the Company; and

(vi) in an attachment or exhibit, the certificate of formation or limited liability company agreement, articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion pursuant to Section 12.4 or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the Board of Managers determines to be necessary or appropriate.

Section 12.3 Approval by Members of Merger, Consolidation or Conversion.

(a) Except as provided in Section 12.3(d), the Board of Managers, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or Plan of Conversion, as applicable, be submitted to a vote of Members, whether at an annual meeting or a special meeting, in either case in accordance with the requirements of Article 11. A copy or a summary of the Merger Agreement or Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of meeting or the written consent.

(b) Except as provided in Section 12.3(d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Class A Unit Majority and a Common Unit Majority unless the Merger Agreement or Plan of Conversion, as applicable, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Members, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or Plan of Conversion, as applicable.

(c) Except as provided in Section 12.3(d), after such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 12.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as applicable.

(d) Notwithstanding anything else contained in this Article 12 or in this Agreement, the Board of Managers is permitted without Member approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if (i) the Board of Managers has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Members and the Board of Managers with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article 12 or in this Agreement, the Board of Managers is permitted without Member approval to merge or consolidate the Company with or into another entity if (A) the Board of Managers has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Member under Delaware law or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement other than any amendments that could be adopted pursuant to Section 11.1(c), (C) the Company is the Surviving Business Entity in such merger or consolidation, (D) each Member Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Member Interest of the Company after the effective date of the merger or consolidation, and (E) the number of Company Securities to be issued by the Company in such merger or consolidation do not exceed 20% of the Company Securities Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 18-209(f) of the Delaware Act, a Merger Agreement approved in accordance with this Article 12 may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new limited liability company agreement for the Company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 12.3 shall be effective at the effective time or date of the merger or consolidation.

(g) Members are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion pursuant to Section 12.1, a sale of all or substantially all of the assets of the Company or the Company’s Subsidiaries, or any other transaction or event.

Section 12.4 Certificate of Merger; Certificate of Conversion.

Upon the required approval by the Board of Managers and the Unitholders of a Merger Agreement, a certificate of merger, or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 12.5 Effect of Merger or Conversion.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the certificate of conversion:

(i) the other entity or business form shall be deemed to be the same entity as the Company and the conversion shall constitute a continuation of the existence of the Company in the form of such other entity or business form;

(ii) such conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to such conversion or the personal liability of any person incurred prior to such conversion, nor shall it be deemed to affect the choice of law applicable to the Company with respect to matters arising prior to such conversion;

(iii) the other entity or business form shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company;

(iv) all of the rights, privileges and powers of the Company that has converted, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the other entity or business form to which the Company has converted and shall be the property of such other entity or business form, and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired;

(v) all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to the other entity or business form to which the Company has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such other entity or business form;

(vi) the rights, privileges, powers and interests in property of the Company, as well as the debts, liabilities and duties of the Company, shall not be deemed, as a consequence of the conversion, to have been transferred to the other entity or business form to the Company has converted for any purpose of the laws of the State of Delaware; and

(vii) the Company Securities that are to be exchanged for or converted into cash, property, rights or securities of or interests in the entity or business form into which the Company is being converted shall be so exchanged or converted in accordance with the Plan of Conversion, or, in addition to or in lieu thereof, if the Plan of Conversion so provides, the Company Securities may be exchanged for or converted into cash, property, rights or securities of or interests in another entity or business form or may be cancelled.

(c) It is the intent of the parties hereto that a merger, consolidation or conversion effected pursuant to this Article 12 shall not be deemed to result in a transfer or assignment of assets, liabilities, debts or duties from one entity to another.

Section 12.6 Business Combination Limitations.

Notwithstanding any other provision of this Agreement, with respect to any “Business Combination” (as such term is defined in Section 203 of the DGCL), the provisions of Section 203 of the DGCL shall be applied with respect to the Company as though the Company were a Delaware corporation.

Article 13

RIGHT TO ACQUIRE MEMBER INTERESTS

Section 13.1 Right to Acquire Member Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time any Person holds more than 80% of the total Member Interests of any class then Outstanding, such Person shall then have the right, which right it may assign and transfer in whole or in part to the Company or any of its Affiliates, exercisable at its option, to purchase all, but not less than all, of such Member Interests of such class then Outstanding held by other holders, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 13.1(b) is mailed and (y) the highest price paid by such Person or any of its Affiliates for any such Member Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 13.1(b) is mailed.

(b) If any Person elects to exercise the right to purchase Member Interests granted pursuant to Section 13.1(a), the Board of Managers shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Member Interests of such class (as of a Record Date selected by the Board of Managers) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 13.1(a)) at which Member Interests will be purchased and state that such Person elects to purchase such Member Interests, upon surrender of Certificates representing such Member Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Member Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Member Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Person exercising the right to purchase hereunder shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Member Interests to be purchased in accordance with this Section 13.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Member Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Member Interests (including any rights pursuant to Article 4, Article 5, Article 6, and Article 10) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 13.1(a)) for Member Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Member Interests, and such Member Interests shall thereupon be deemed to be transferred to the Person exercising the right to purchase hereunder on the record books of the Transfer Agent and the Company, and such Person shall be deemed to be the owner of all such Member Interests from and after the Purchase Date and shall have all rights as the owner of such Member Interests (including all rights as owner of such Member Interests pursuant to Article 4, Article 5, Article 6, and Article 10).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Member Interest subject to purchase as provided in this Section 13.1 may surrender his Certificate evidencing such Member Interest to the Transfer Agent in exchange for payment of the amount described in Section 13.1(a), therefor, without interest thereon.

(d) Upon the exercise by any Person of the right to purchase Member Interests granted pursuant to Section 13.1(a), no Member shall be entitled to dissenters’ rights of appraisal.

Article 14

GENERAL PROVISIONS

Section 14.1 Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Company Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Company Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 14.1 executed by the Company, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to Section 2.3. The Board of Managers and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 14.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 14.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 14.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 14.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 14.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 14.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Common Unit, upon accepting the Certificate evidencing such Common Unit.

Section 14.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 14.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 14.10 Consent of Members.

Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CONSTELLATION ENERGY PARTNERS HOLDINGS, LLC

By:	/s/ Felix J. Dawson
Name:	Felix J. Dawson
Title:	Co-President and Co-Chief Executive Officer

CONSTELLATION HOLDINGS, INC.

By:	/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Title:	Secretary

EXHIBIT A

to the Second Amended and

Restated Operating Agreement of

Constellation Energy Partners LLC

Certificate Evidencing Common Units

Representing Member Interests in

Constellation Energy Partners LLC

No. [            ] Common Units

In accordance with Section 4.1 of the Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, as amended, supplemented or restated from time to time (the “Company Agreement”), Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), hereby certifies that [            ] (the “Holder”) is the registered owner of [            ] Common Units representing Class B Interests in the Company (the “Units”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Units are set forth in, and this Certificate and the Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Company Agreement. Copies of the Company Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 111 Market Place, Baltimore, Maryland 21202 or such other address as may be specified by notice under the Company Agreement. Capitalized terms used herein but not defined shall have the meanings given them in the Company Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Member and to have agreed to comply with and be bound by and to have executed the Company Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Company Agreement, (iii) granted the powers of attorney provided for in the Company Agreement, and (iv) made the waivers and given the consents and approvals contained in the Company Agreement.

This Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws thereof.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER. THE COMPANY MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ANY GROUP MEMBER BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Exhibit A-1

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:

Countersigned and Registered by:	Constellation Energy Partners LLC

as Transfer Agent and Registrar	By:

Name:

	Title:	President

By:

Name:

	Title:	Secretary

Exhibit A-2

Reverse of Certificate

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT

TEN ENT—	as tenants by the entireties		Custodian
		(Cust)		(Minor)
JT TEN—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF UNITS

in

CONSTELLATION ENERGY PARTNERS LLC

FOR VALUE RECEIVED,                                  hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

Units representing Member Interests evidenced by this Certificate, subject to the Company Agreement, and does hereby irrevocably constitute and appoint                                                   as its attorney-in-fact with full power of substitution to transfer the same on the books of Constellation Energy Partners LLC.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17d-15

(Signature)

(Signature)

No transfer of the Units evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Units to be transferred is surrendered for registration of transfer.

Exhibit A-3